UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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DCT Industrial Trust Inc.

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Notice of 2012

Annual Meeting

and

Proxy Statement

518 17th Street, Suite 800

Denver, Colorado 80202

March 14, 2012

Dear Stockholder,

You are invited to attend the 2012 Annual Meeting of Stockholders to be held at 10:00 a.m. MDT, on Thursday, April 26, 2012, at 518 17th Street, Suite 800, Denver, Colorado.

Details of the business to be conducted at the meeting are set forth in the accompanying notice of annual meeting and proxy statement.

Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by Internet, or by completing, signing, dating, and returning your proxy card in the enclosed envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Cordially,

Thomas G. Wattles

Chairman of the Board

Every stockholder’s vote is important. Please complete, sign, date and return your proxy form, or authorize your proxy by phone or via the Internet.

Notice of 2012 Annual Meeting of Stockholders

10:00 a.m. MDT, April 26, 2012

518 17th Street, Suite 800

Denver, Colorado 80202

March 14, 2012

To the Stockholders:

DCT Industrial Trust Inc.’s 2012 Annual Meeting of Stockholders will be held at 518 17th Street, Suite 800, Denver, Colorado 80202, on Thursday, April 26, 2012, at 10:00 a.m. MDT, for the following purposes:

1.	To elect the nine directors nominated by the Board of Directors to serve until the 2013 annual meeting;

2.	To hold a non-binding, advisory vote on the compensation of our named executive officers;

3.	To ratify the selection of the independent registered public accounting firm for 2012; and

4.	To consider any other matters that may properly come before the meeting.

Stockholders of record at the close of business on March 6, 2012, are entitled to notice of, and to vote at, the meeting and any adjournments.

By Order of the Board of Directors,

John G. Spiegleman

Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on April 26, 2012

The proxy statement and annual report to stockholders are available at www.proxyvote.com

Proxy Statement

DCT Industrial Trust Inc.

518 17th Street, Suite 800

Denver, Colorado 80202

This proxy statement is furnished in connection with the solicitation of proxies by DCT Industrial Trust Inc. on behalf of the board of directors for the 2012 Annual Meeting of Stockholders. Distribution of this proxy statement and a proxy card to stockholders is scheduled to begin on or about March 14, 2012, which is also the date by which these materials will be posted. DCT Industrial Trust Inc. is referred to as “DCT Industrial Trust,” the “Company,” “our,” “us” or “we” in this proxy statement.

You can ensure that your shares are voted at the meeting by authorizing your proxy by phone, via the Internet, or by completing, signing, dating and returning a paper copy of a proxy or voting registration form. You may still attend the meeting and vote despite authorizing your proxy by any of these methods. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the annual meeting, by delivering a subsequent proxy, by notifying the inspector of election in writing of such revocation or, if previous instructions were given by phone or via the Internet, by providing new instructions by the same means.

Summary of Proposals Submitted for Vote

Proposal 1: Election of Directors

Nominees: At the annual meeting you will elect nine directors to the board. Each director will be elected to a one-year term and will hold office until the 2013 annual meeting and until a successor has been duly elected and qualified or until such director’s earlier resignation or removal.

Vote Required: You may vote for or withhold your vote from any of the director nominees. Assuming a quorum is present, the directors receiving a majority of the votes cast in person or by proxy at the meeting will be elected. Abstentions and broker non-votes, if any, will have no effect on the outcome of the election of directors.

Our board of directors unanimously recommends that you vote FOR each of its director nominees.

Proposal 2: Non-Binding, Advisory Vote on Named Executive Officer Compensation

Compensation of Named Executive Officers: At the annual meeting you will be asked to approve a non-binding, advisory resolution approving the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

Vote Required: You may vote for, vote against, or abstain from voting on the non-binding, advisory resolution approving the compensation of our named executive officers. Assuming a quorum is present, the affirmative vote of a majority of the votes cast on this proposal will be required to approve the non-binding, advisory resolution approving the compensation of our named executive officers. Abstentions and broker non-votes, if any, will have no effect on the outcome of this matter.

Our board of directors unanimously recommends that you vote FOR the approval of the compensation of our named executive officers.

Proposal 3: Ratification of the Appointment of Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm: At the annual meeting you will be asked to ratify the audit committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012.

Vote Required: You may vote for, vote against, or abstain from voting on ratifying the appointment of the independent registered public accounting firm. Assuming a quorum is present, the affirmative vote of a majority of the votes cast on this proposal will be required to ratify the audit committee’s appointment of the independent registered public accounting firm. Abstentions and broker non-votes, if any, will have no effect on the outcome of this matter.

Our board of directors unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012.

The foregoing are only summaries of the proposals. You

should review the full discussion of each proposal in this

proxy statement before casting your vote.

Proposal 1: Election of Directors

At the 2012 annual meeting, nine directors are to be elected to each hold office until the 2013 annual meeting and until a successor has been duly elected and qualified or until such director’s earlier resignation or removal. The nine nominees for election at the 2012 annual meeting, all proposed by our board of directors, are listed below with brief biographies. Each of these nominees is a current director of DCT Industrial Trust. We do not know of any reason why any nominee would be unable to serve as a director. If a nominee is unable to serve, however, proxies will be voted for the election of such other person as the board of directors may recommend. The following is a biographical summary of the experience of our director nominees, which includes, for each person, the specific experience, qualifications, attributes and skills that led to the conclusion by our board of directors that such person should serve as a director of our company.

Our board of directors unanimously recommends that you vote FOR each of its director nominees.

Thomas G. Wattles. Director since 2003

Mr. Wattles, age 60, is a cofounder of the Company and has been our Executive Chairman since 2003. Mr. Wattles also served as our Chief Investment Officer from March 2003 to September 2005. Mr. Wattles was a principal of both Dividend Capital Group LLC and Black Creek Capital, LLC, each a Denver-based real estate investment firm, from February 2003 until June 2008. From March 1997 to May 1998, Mr. Wattles served as Chairman of ProLogis, and served as Co-Chairman and Chief Investment Officer from November 1993 to March 1997. Mr. Wattles was a Managing Director of Security Capital Group Incorporated and served in various capacities including Chief Investment Officer from January 1991 to December 2002. Mr. Wattles is also currently a director of Regency Centers Corporation and chairs its Investment Committee and is a member of its Audit Committee. Mr. Wattles holds a Bachelor’s degree and an M.B.A. degree from Stanford University.

Philip L. Hawkins. Director since 2006

Mr. Hawkins, age 56, has been our Chief Executive Officer since October 2006 and our President since September 2009. Mr. Hawkins was the President, Chief Operating Officer and a director of CarrAmerica Realty Corporation, where he had been employed from 1996 until July 2006. CarrAmerica was a public REIT focused on the acquisition, development, ownership and operation of office properties in select markets across the United States and was acquired by a fund managed by The Blackstone Group in July 2006. Prior to joining CarrAmerica, Mr. Hawkins spent approximately 13 years with LaSalle Partners (now Jones Lang LaSalle), a real estate services company where he was a director and held various positions involving real estate investment, development, leasing and management. He is a member of the National Association of Real Estate Investment Trusts (NAREIT), as well as its Board of Governors, and the Urban Land Institute. He is a trustee of Hamilton College and served as a director of SBA Communications Corporation, a publicly traded wireless tower owner and operator, from August 2004 to May 2009. He holds an M.B.A. from the University of Chicago Graduate School of Business and a Bachelor of Arts degree from Hamilton College.

Marilyn A. Alexander. Director since 2011

Ms. Alexander, age 60, has over thirty years of experience in a range of industries, including real estate, hospitality and management consulting. Ms. Alexander has been a consultant since 2003, currently serving as principal of Alexander & Friedman LLC, a management consulting company that she founded. She previously served in executive roles in finance, brand management, marketing and revenue management at The Walt Disney Company and Marriott Corporation. Since 2008, she has served as a director of Tutor Perini Corporation, a publicly traded leading civil and building construction company offering diversified general contracting and design/build services to private clients and public agencies in the U.S. and abroad. From November 2004 until its sale in February 2007, Ms. Alexander served as a trustee of Equity Office Properties Trust. Ms. Alexander also served as a director of New Century Financial Corporation, a formerly publicly traded REIT, from May 2005 to April 2007. She also formerly was a trustee of PIMCO Variable Insurance Trust, PIMCO Commercial Securities

Trust, Inc. and PIMCO Strategic Global Government Fund, Inc. from October 2006 to August 2007. Ms. Alexander earned a Bachelor’s degree at Georgetown University in Philosophy and an MBA at the Wharton Graduate School of the University of Pennsylvania; she is a licensed CPA in the Commonwealth of Virginia.

Thomas F. August. Director since 2006

Mr. August, age 63, has served as President and Chief Executive Officer of Equity Office Properties Trust since July 2010 and served from October 2009 to July 2010 as its Chairman. Equity Office Properties Trust is currently a private company controlled by The Blackstone Group and is one of the largest owners and managers of office properties in the United States. From February 2008 to August 2009 he served as the Executive Vice President and Chief Operating Officer of Behringer Harvard REIT I, Inc., and from May 2009 through August 2009 he also served as Chief Executive Officer of Behringer Harvard REIT I, Inc. He served as a trustee of Brandywine Realty Trust, a publicly traded REIT, from January 2006 through February 2008. From October 1999 to January 2006, Mr. August had served as President, Chief Executive Officer and a trustee of Prentiss Properties Trust. Prior to that time, he was President and Chief Operating Officer of Prentiss since Prentiss’ initial public offering in October 1996. From 1992 to 1996, Mr. August served as President and Chief Operating Officer of a Prentiss affiliate, Prentiss Properties Limited, Inc. From 1987 to 1992, Mr. August served as Executive Vice President and Chief Financial Officer of Prentiss’ predecessor company. From 1985 to 1987, Mr. August served in executive capacities with Cadillac Fairview Urban Development, Inc. Prior to joining Cadillac Fairview Urban Development in 1985, Mr. August was Senior Vice President of Finance for Oxford Properties, Inc., in Denver, Colorado, an affiliate of a privately-held Canadian real estate firm. Previously, he was a Vice President of Citibank, responsible for real estate lending activities in the Midwest. Mr. August has more than 40 years of experience as a senior executive in the real estate industry, including prior experience as the chief executive officer of a publicly traded REIT. Mr. August holds a Bachelor’s degree from Brandeis University and an M.B.A. degree from Boston University.

John S. Gates, Jr. Director since 2006

Mr. Gates, age 58, has served since August 2010 as the Chairman of the Board of the Regional Transportation Authority of Metropolitan Chicago which is responsible for all passenger transit operations. Mr. Gates has also served since January 1, 2005 as the Chairman and Chief Executive Officer of PortaeCo, a private investment and asset management company. In 1984, Mr. Gates co-founded CenterPoint Properties Trust and served as Co-Chairman and Chief Executive Officer for 22 years. During that period, CenterPoint became one of the largest private property owners in the Metropolitan Chicago Region and the nation’s first publicly traded industrial property REIT. In March 2006, CenterPoint was acquired by the California Public Employees Retirement System and Jones Lang LaSalle for approximately $3.5 billion. In 1979, Mr. Gates joined CB Richard Ellis, and in 1981 co-founded the Chicago office of Jones Lang Wootton (now Jones Lang LaSalle), a global commercial property investment firm. Mr. Gates is a director of The Davis Funds and numerous not-for-profit institutions. Mr. Gates has more than 30 years of experience in the industrial real estate industry. Mr. Gates graduated from Trinity College with a Bachelor’s degree in Economics and Philosophy.

Raymond B. Greer. Director since 2010

Mr. Greer, age 49, has over twenty years of logistics and transportation experience. Mr. Greer has served since February 2011 as the President of BNSF Logistics, LLC, which is an international third party logistics provider and a wholly-owned subsidiary of Burlington Northern Santa Fe, LLC. From March 2005 to January 2010, Mr. Greer served as President and Chief Executive Officer of Greatwide Logistics Services, a non-asset based logistics and transportation services company. Greatwide and its senior lenders filed a Chapter 11 bankruptcy filing in October 2008 to restructure Greatwide’s debt and permit a purchase of the business. From December 2002 to March 2005, Mr. Greer served as President and Chief Executive Officer for Newgistics, Inc., a reverse logistics solutions company. Mr. Greer served as President of Global Network Solutions and Services for i2 Technologies, Inc., a supply chain management software and services company, from February 2002 to November 2002. Mr. Greer has also held senior management positions for Ryder and FedEx Corporation. From

June 2005 to April 2007, Mr. Greer served as a director of Kitty Hawk, Inc., a publicly traded air cargo company. Mr. Greer received a Bachelor of Science in Mathematics from the University of Utah and an Executive Masters in Information Systems & Telecommunications from Christian Brothers University.

Tripp H. Hardin. Director since 2002

Mr. Hardin, age 50, is Senior Vice President of Investments with CB Richard Ellis, which is one of the world’s largest real estate services firms. Prior to joining CB Richard Ellis, Mr. Hardin was a principal of Trammell Crow Krombach Partners and was associated with them or their predecessor company since 1986. He has over 25 years of experience in the commercial real estate industry, focusing primarily on the sale and leasing of industrial and office properties. He also has extensive experience in real estate investment and build-to-suit transactions. Mr. Hardin graduated from Stanford University with a Bachelor of Science degree in Industrial Engineering.

John C. O’Keeffe. Director since 2002

Mr. O’Keeffe, age 52, has been active in the construction industry since 1983 and has been associated with Wm. Blanchard Co., a construction management firm located in Springfield, NJ, since 1987. He has served in a variety of capacities at the firm, including estimating, contract negotiation and contract management, contractor management, project management and for the past 10 years, in an executive capacity, managing a variety of large scale healthcare projects. Since 2000, Mr. O’Keeffe has served as the Project Executive of Wm. Blanchard Co. Mr. O’Keeffe graduated from Denison University with a Bachelor of Arts degree.

Bruce L. Warwick. Director since 2005

Mr. Warwick, age 73, is currently a Vice Chairman of The Related Companies, a private real estate development firm, where he oversees the development of various real estate development projects including office and residential properties throughout the United States. Prior to joining The Related Companies in 1998, Mr. Warwick served as Vice Chairman, Development of The Galbreath Company, overseeing development and management in the Eastern Region. He has over 45 years of experience in the real estate development industry. Mr. Warwick received a Bachelor of Arts degree from Colgate University.

Corporate Governance

DCT Industrial Trust remains committed to maintaining sound corporate governance practices. We seek to achieve this objective through, among other things, our governance policies and compliance with the Sarbanes-Oxley Act of 2002 and the rules of the New York Stock Exchange, or NYSE. Our board of directors has formalized several policies, procedures and standards of corporate governance reflected in our governance guidelines. These governance guidelines, some of which we touch on below, can be viewed together with any future changes on the DCT Industrial Trust website at www.dctindustrial.com under corporate governance on the investor relations webpage.

Director Independence. We require that a majority of our board of directors be independent under listing standards adopted by the NYSE. To determine whether a director is independent, the board of directors must affirmatively determine that there is no direct or indirect material relationship between the Company and the director. The board of directors has determined that Ms. Alexander and Messrs. August, Gates, Greer, Hardin, O’Keeffe and Warwick are independent. The board of directors reached its decision after reviewing director questionnaires, considering transactions and relationships between each director or any member of his or her immediate family and the Company and considering other relevant facts and circumstances. The board of directors has also determined that all members of the audit, compensation and nominating and corporate governance committees are independent in accordance with NYSE and applicable Securities and Exchange Commission, or SEC, rules and that all members of the audit committee are financially literate.

Leadership Structure. Although our Corporate Governance Guidelines allow for one individual to serve as both Chairman of the Board and Chief Executive Officer, those roles are currently filled by Mr. Wattles and Mr. Hawkins, respectively. We do not believe the roles must be separated to best serve the Company and our stockholders but the current leadership structure allows us to leverage the extensive knowledge of our industry possessed by Mr. Wattles and Mr. Hawkins.

We also have a lead director who is selected by the independent directors at the meeting of the board of directors scheduled on the day of each annual meeting of our stockholders (or, if no such meeting is held, on the first subsequent regularly scheduled meeting of the board of directors). The responsibilities of our lead director include, but are not limited to, the following:

•	meeting at least once every quarter with the Chairman of the Board and the Chief Executive Officer;

•	presiding at all meetings of the board of directors at which the Chairman of the Board is not present, including executive sessions of the independent directors;

•	serving as liaison between the Chairman of the Board and the independent directors;

•	reviewing all information sent to the board of directors;

•	reviewing all meeting agendas for the board of directors; and

•	overseeing meeting schedules to assure that there is sufficient time for discussion of all agenda items.

Our lead independent director also has the authority to call meetings of the independent directors.

The board of directors believes that the lead director is an integral part of the board of directors’ structure that promotes strong, independent oversight of our management and affairs. Currently, our lead director is Mr. Warwick.

Communicating with Directors. Any interested party who desires to communicate with any of our directors individually, with the board of directors as a group, or with a particular group of the board of directors, may do so by writing to them c/o Secretary, DCT Industrial Trust Inc., 518 17th Street, Suite 800, Denver, Colorado 80202. Communications should clearly indicate for whom they are intended and our Secretary will deliver them to the appropriate persons accordingly.

Stockholder Recommended Nominees for Director. The nominating and corporate governance committee considers stockholder recommended nominees for directors and screens all potential candidates in the same manner regardless of the source of the recommendation. Recommended nominees should be submitted to the committee following the same requirements as stockholder proposals generally and, like all proposals, must satisfy and will be subject to our bylaws and applicable rules and regulations. Submittals should also contain the name, age and address of the candidate, a description of the qualifications and background of the candidate, a consent of the candidate to be named in the proxy statement relating to our annual meeting of stockholders and to serve as director if elected at such meeting, a description of all arrangements or understanding between the stockholder and the candidate, information regarding the candidate’s stock ownership, and evidence of the nominating person’s stock ownership. The committee will consider stockholder recommendations for board candidates, which should be sent to: Secretary, DCT Industrial Trust Inc., 518 17th Street, Suite 800, Denver, Colorado 80202. For more information on procedures for submitting nominees, refer to stockholder nominations under “Additional Information” on page 59. The committee reviews its recommendations with the board of directors, which in turn selects the final nominees. The committee may look at a variety of factors in identifying potential candidates and may request interviews or additional information as it deems necessary. There are no minimum qualifications that the committee believes must be met by a nominee, other than those reflected in our corporate governance guidelines, which provide that each director must (1) have an unblemished reputation for integrity and values, (2) possess the highest personal and professional ethics, (3) remain committed to representing the long term interests of the stockholders, (4) have a reputation for exercising good business judgment and practical wisdom and (5) have education and experience that provides sound knowledge of business, financial, governmental or legal matters that are relevant to our business and our status as a publicly owned company. Neither the committee nor the board of directors has a policy with regard to the consideration of diversity in identifying director nominees, although both may consider diversity when identifying and evaluating proposed director candidates, and one of the enumerated factors under the committee’s charter that the committee may consider when identifying potential nominees is the interplay of the candidate’s experience with the experience of the other board members. In the course of identifying and evaluating candidates, the committee may sometimes retain third-party search firms to identify candidates for the board of directors who are then screened following the same procedures as all other candidates. In addition to stockholder nominees, the committee will consider candidates recommended by directors, officers, third-party search firms, employees and others.

Risk Oversight. The board of directors plays an important role in the risk oversight of DCT Industrial Trust, primarily through direct decision-making authority with respect to significant matters and the oversight of management by the board of directors and its committees.

In particular, the board of directors administers its risk oversight function through (1) the review and discussion of regular periodic reports to the board of directors and its committees on topics relating to the risks that we face, including, among others, market conditions, tenant concentrations and credit worthiness, leasing activity and expirations, the status of current and anticipated development projects, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against us and various other matters relating to our business, (2) the required approval by the board of directors (or a committee thereof) of significant transactions and other decisions, including, among others, significant acquisitions and dispositions of properties, development projects, certain new borrowings and the appointment and retention of our senior executives, (3) the direct oversight of specific areas of our business by the compensation, audit and nominating and corporate governance committees, and (4) regular periodic reports from our auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to our qualification as a REIT for tax purposes and our internal controls and financial reporting. The board of directors also relies on management to bring significant matters affecting the Company to its attention.

Pursuant to its charter, the audit committee is specifically responsible for discussing with management major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. As part of this process, the audit committee oversees the planning and conduct of regular risk assessment protocols that are designed to identify and analyze risks to achieving our business objectives. The results of the risk assessment are discussed with management, used to develop our annual internal audit plan, and are reviewed quarterly by the committee. In addition, our Whistleblowing and Whistleblower Protection Policy enables anonymous and confidential submission by employees of complaints or concerns regarding a violation of applicable laws, regulations, or business ethical standards or a questionable accounting, accounting control or auditing matter. These complaints or concerns may be submitted directly to members of the audit committee.

Given its role in the risk oversight of DCT Industrial Trust, the board of directors believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to our operations. Although there are different leadership structures that could allow the board of directors to effectively oversee the management of such risks, and while the board of directors believes its current leadership structure enables it to effectively manage such risks, it was not the primary reason the board of directors selected its current leadership structure over other potential alternatives. See the discussion under the heading “—Leadership Structure” above for a discussion of why the board of directors has determined that its current leadership structure is appropriate.

Code of Business Conduct and Ethics. We have adopted a code of business conduct and ethics which can be viewed on the DCT Industrial Trust website at www.dctindustrial.com under corporate governance on the investor relations webpage. The code outlines in detail the key principles of ethical conduct expected of DCT Industrial Trust employees, officers and directors, including, among others, matters related to transactions involving Company securities, conflicts of interest, use of Company assets, fair dealing and Company accounting. In addition, our Whistleblowing and Whistleblower Protection Policy enables anonymous and confidential submission by employees of complaints or concerns regarding a violation of applicable laws, regulations, or business ethical standards or a questionable accounting, accounting control or auditing matter. Our Whistleblowing and Whistleblower Protection Policy can be viewed on the DCT Industrial Trust website at www.dctindustrial.com under corporate governance on the investor relations webpage.

Corporate Governance Guidelines. We have adopted corporate governance guidelines which can be viewed on the DCT Industrial Trust website at www.dctindustrial.com under corporate governance on the investor relations webpage.

Board of Directors and Committees

Our board of directors currently consists of nine directors, seven of whom are independent under the requirements of the NYSE listing rules. The board of directors held nine meetings during 2011 and all directors attended 75% or more of the board of directors meetings and meetings of the committees on which they served during the periods they served. Marilyn Alexander was appointed as a director on December 16, 2011, after which no board or committee meetings occurred during 2011. All members of our board are expected to attend our annual meetings of stockholders in person, unless doing so is impracticable because of unavoidable conflicts. All directors attended the 2011 annual meeting in person.

The four standing committees of the board of directors are an audit committee, an investment committee, a compensation committee and a nominating and corporate governance committee. The audit, compensation and nominating and corporate governance committee responsibilities are stated more fully in their respective charters which have been adopted by the board of directors. The charters can be viewed, together with any future changes, on the DCT Industrial Trust website at www.dctindustrial.com under corporate governance-committee charting on the investor relations webpage.

Audit Committee. The members of the audit committee are Mr. August, who chairs the committee, and Ms. Alexander and Mr. Warwick, each of whom is independent under the rules of the NYSE and the SEC. The board of directors has determined that Mr. August and Ms. Alexander are qualified as audit committee financial experts within the meaning of the SEC regulations. There were seven meetings of the committee in 2011 and its report appears on page 55. The primary responsibilities of this committee are to assist the board of directors in overseeing: (1) our accounting and financial reporting processes; (2) the integrity and audits of our consolidated financial statements, (3) our compliance with legal and regulatory requirements; (4) the qualifications and independence of our independent registered public accounting firm; and (5) the performance of our independent registered public accounting firm and any internal auditors. The committee is also responsible for engaging the independent registered public accounting firm, approving professional services provided by the independent registered public accounting firm, considering and approving the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Investment Committee. The members of the investment committee are Messrs. Hardin, who chairs the committee, Gates, Greer, O’Keeffe and Wattles. This committee is responsible for approving acquisitions, dispositions and other investment decisions of the Company up to $75.0 million. Proposed acquisitions in excess of $75.0 million or entry into new international markets require approval by our board. There were seven meetings of the committee in 2011.

Compensation Committee. The members of the compensation committee are Messrs. August, who chairs the committee, Greer and Warwick, each of whom is independent under the rules of the NYSE. The primary responsibilities of this committee are to: (1) evaluate the performance and determine the compensation of our chief executive officer; (2) review and determine the compensation payable to our executive officers; (3) make recommendations to the board of directors regarding the compensation payable to members of the board of directors; (4) review our incentive compensation and other stock-based plans and administer our stock based plans and our incentive compensation plan; and (5) review and discuss with management the Compensation Discussion and Analysis to be included in the proxy statement for our annual meetings. There were four meetings of the committee in 2011 and its report appears on page 53.

Nominating and Corporate Governance Committee. The members of the nominating and corporate governance committee are Messrs. Gates, who chairs the committee, Hardin, and O’Keeffe and Ms. Alexander, each of whom is independent under the rules of the NYSE. The primary responsibilities of this committee are to: (1) review and make recommendations to the board of directors on board organization matters; (2) assist the board of directors with evaluating the effectiveness of the board of directors and its committees; (3) review and make recommendations for committee appointments to the board of directors; (4) identify individuals qualified to become board members and propose to the board of directors a slate of nominees for election at the annual meeting of stockholders; (5) assess and make recommendations to the board of directors on corporate governance matters; and (6) develop and recommend to the board of directors a set of corporate governance principles. There were seven meetings of the committee in 2011.

Executive Officers

The following table sets forth certain information concerning our executive officers who, subject to rights pursuant to any employment agreements, serve at the pleasure of our board of directors.

Name	Age	Position
Thomas G. Wattles	60	Executive Chairman*
Philip L. Hawkins	56	President and Chief Executive Officer*
Teresa L. Corral	48	Executive Vice President of Investments and Portfolio Management
Matthew T. Murphy	47	Chief Financial Officer and Treasurer
Jeffrey F. Phelan	51	National President of Development and Managing Director, West Region
Charla Rios	50	Executive Vice President, Property Management
Michael J. Ruen	45	Managing Director, East Region
John G. Spiegleman	44	Executive Vice President and General Counsel

*	See biographical summary under “Proposal 1: Election of Directors”

The following is a biographical summary of the experience of our executive officers, other than for Messrs. Wattles and Hawkins as above.

Teresa L. Corral, age 48, has been our company’s Executive Vice President of Investments and Portfolio Management since May 2011. Ms. Corral oversees our company’s investment process as well as portfolio management of our balance sheet and joint venture assets. Prior to this role, Ms. Corral served as our company’s Senior Vice President of Institutional Capital Management and Dispositions since 2006. Ms. Corral brings more than 21 years of experience in acquisitions, due diligence, and underwriting institutional and privately-held real estate to our company. Prior to joining our company in 2003, Ms. Corral served in various positions with Clayton, Williams, and Sherwood Inc., a private investment firm. She also worked for various affiliates of Clayton, Williams, and Sherwood Inc., including CWS Communities Trust, a private REIT. Ms. Corral received her Bachelor’s degree in Business Administration and Economics from St. Mary’s College of California.

Matthew T. Murphy, age 47, has been Chief Financial Officer of our company since September 2011. Mr. Murphy has been with our company or an affiliate since 2003, previously serving as interim Chief Financial Officer, Executive Vice President and Treasurer. Mr. Murphy has served as Treasurer of our company since October 2006 and, from May 2003 through October 2006, served as the Controller of Dividend Capital Advisors LLC, which was our external advisor at the time. From February 1998 until joining our former external advisor in May 2003, Mr. Murphy was a Vice President and Controller of Pritzker Residential, LLC, a privately-owned, fully-integrated multi-family real estate investment company. Prior to joining Pritzker, Mr. Murphy served in various positions with Security Capital Group and its affiliates, including Archstone-Smith Trust and ProLogis. Prior to joining Security Capital Group, in 1992, Mr. Murphy was a staff accountant with Coopers and Lybrand. Mr. Murphy holds a Bachelor’s degree in Accounting from Colorado State University.

Jeffrey F. Phelan, age 51, has been National President of Development and Managing Director, West Region, since March 2010. Mr. Phelan oversees our operations in the West region and is responsible for all property operations and investments in that region. Mr. Phelan also oversees property development on a Company-wide basis. Prior to joining our company, from November 2006 through March 2010, Mr. Phelan was a principal of Phelan Development Company, a privately held real estate company that Mr. Phelan founded in November 2006, headquartered in Southern California that developed and managed industrial, office and retail properties. Prior to founding Phelan Development, Mr. Phelan was a partner at Panattoni Development Company from 1994 to 2006 where he founded their operations in Southern California and developed over 20 million square feet of commercial real estate. Panattoni Development Company is a development company specializing in industrial, office and retail projects. Mr. Phelan received a Bachelor’s degree in Business Administration with a concentration in Real Estate from California State University.

Charla Rios, age 50, has been our company’s Executive Vice President of Property Management since June 2011. Ms. Rios is responsible for planning, directing and managing our property management activities and leading our company’s property management teams. Ms. Rios brings over 25 years of property management experience to our company. Prior to joining our company in 2011, Ms. Rios served as First Vice President and West Regional Property Manager of Prologis, Inc. for 16 years. Before joining Prologis, Inc., Ms. Rios was a Senior Property Manager with Trammell Crow Company in Phoenix, managing a portfolio for Pension Fund Advisors and institutional owners.

Michael J. Ruen, age 45, has been a Managing Director of our company since early 2007 and prior to that a Senior Vice President of our company since 2005. From February 2004 through October 2006, Mr. Ruen was an employee of Dividend Capital Advisors LLC, which was our external advisor at the time. Since the latter part of 2008, Mr. Ruen has overseen the Eastern Region of our company, responsible for all property operations, investments and development in that region. Prior to that time, Mr. Ruen was responsible for capital deployment in the Eastern United States and development. Prior to joining our former advisor in February 2004, he was employed for nine years in various positions with ProLogis. Before leaving ProLogis, Mr. Ruen had been a First Vice President and Market Officer with responsibility over development, acquisition and portfolio operations for the state of Tennessee. Prior to that, he had similar responsibilities for Denver, Birmingham and Chattanooga after managing the leasing and marketing activities for Atlanta. Prior to joining ProLogis, Mr. Ruen was with CB Richard Ellis-Atlanta and was responsible for various institutional account activities including general brokerage. He received his Bachelor of Sciences degree from the University of Alabama and an M.B.A. from Georgia State University. There is no family relationship between our directors or executive officers.

John G. Spiegleman, age 44, has been Executive Vice President and General Counsel of our company since May 2011. Mr. Spiegleman is responsible for all legal, risk management and compliance matters. Mr. Spiegleman brings more than 21 years of experience to our company. Prior to joining our company in 2011, Mr. Spiegleman served as a Senior Vice President and Assistant General Counsel of Aimco from January 2006 to April 2011. While at Aimco, Mr. Spiegleman managed the legal aspects for all its transactions. Prior to joining Aimco, Mr. Spiegleman was Senior Vice President of Miller Global Properties for seven years. While at Miller Global, a privately-held company that owns, develops, and operates office and hotel properties throughout the world, Mr. Spiegleman served in legal and business roles. Mr. Spiegleman received his Juris Doctor from the University of Colorado, School of Law and his Bachelor’s degree in Economics from Denison University.

None of the organizations at which our directors or executive officers served or were employed prior to their employment with us is an affiliate of us, other than our former advisor and its affiliates.

Principal Stockholders

The following table sets forth, as of February 1, 2012, ownership information with respect to our common stock and partnership units in our operating partnership, for those persons known to us to be the beneficial owner of 5% or more of our outstanding common stock, each of our named executive officers, directors and director nominees, individually, and all of our executive officers and directors, as a group.

	Common Stock			Common Stock and Units
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Common Stock(2)	Number of Shares and Units Beneficially Owned(1)		Percent of Common Stock and Units(2)
Directors and Executive Officers
Thomas G. Wattles	1,050,334	(3)	*	2,688,785	(3)	*
Philip L. Hawkins	1,212,047	(4)	*	2,134,289	(4)	*
Marilyn A. Alexander	—		*	6,598	(5)	*
Thomas F. August	51,920	(6)	*	58,781	(6)	*
John S. Gates, Jr.	76,920	(7)	*	83,781	(7)	*
Raymond B. Greer	8,000	(8)	*	14,861	(8)	*
Tripp H. Hardin	55,387	(9)	*	62,248	(9)	*
John C. O’Keeffe	55,179	(10)	*	62,040	(10)	*
Bruce L. Warwick	94,271	(11)	*	101,132	(11)	*
Matthew T. Murphy	258,430	(12)	*	382,712	(12)	*
Jeffrey F. Phelan	125,092	(13)	*	366,746	(13)	*
Michael J. Ruen	438,543	(14)	*	762,222	(14)	*
Teresa L. Corral	136,134	(15)	*	428,685	(15)	*
All directors and officers as a group (15 persons)	3,567,131	(16)	1.4%	7,219,921	(16)	2.6%

Five Percent Stockholders
FMR LLC
Edward C. Johnson 3d(17)	35,799,863		14.5%	35,799,863		13.1%
Cohen & Steers, Inc.(18)	29,059,002		11.8%	29,059,002		10.6%
The Vanguard Group, Inc.(19)	25,822,531		10.5%	25,822,531		9.5%
BlackRock, Inc.(20)	17,257,857		7.0%	17,257,857		6.3%
Invesco Ltd.(21)	14,768,825		6.0%	14,768,825		5.4%
Davis Selected Advisers, L.P.(22)	14,157,138		5.7%	14,157,138		5.2%
Vanguard Specialized Funds – Vanguard REIT Index Fund(23)	13,643,034		5.5%	13,643,034		5.0%
DIAM Co., Ltd.(24)	12,498,001		5.1%	12,498,001		4.6%

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock or units, except to the extent authority is shared by spouses under community property laws. Unless otherwise listed, the address of each of the stockholders is c/o DCT Industrial Trust Inc., 518 17th Street, Suite 800, Denver, Colorado 80202.

*	Less than 1.0% of the outstanding securities of our company and its subsidiaries.
(1)

“Number of shares beneficially owned” includes shares of common stock that may be acquired by (i) exercising stock options within 60 days of February 1, 2012 or (ii) converting phantom shares vested or vesting within 60 days of February 1, 2012 to actual shares, but does not include shares of common stock that may be acquired by redeeming OP units in our operating partnership. “Number of shares and units beneficially owned” includes all shares included in the column titled “Number of shares beneficially owned” plus shares of common stock that may be acquired by converting all unvested phantom shares and redeeming OP units in our operating partnership assuming that (i) all outstanding OP units are immediately redeemable/exchangeable, (ii) all outstanding LTIP units have vested in full and have been converted into an equal number of OP units and (iii) all OP units have been exchanged for shares of common stock.

Pursuant to the limited partnership agreement of our operating partnership, after receiving a redemption notice from a unit holder, our operating partnership must redeem units for cash or, at our option, shares of common stock on a one-for-one basis, subject to certain conditions including that such OP units have been issued and outstanding for at least a year. The terms of the LTIP units are described in “Executive and Director Compensation—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation—LTIP Units.”
(2)	As of February 1, 2012, 246,294,872 shares of common stock, 24,989,421 OP units and 1,898,335 LTIP units were outstanding. To compute the percentage of outstanding shares of common stock held by each person and unless otherwise noted, any share of common stock which such person has the right to acquire pursuant to the exercise of stock options exercisable, or conversion of phantom shares vested or vesting within 60 days of February 1, 2012 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The percentage of outstanding shares of common stock and units held by each person is calculated in the same manner as the percentage of outstanding shares of common stock, except that in performing this calculation we assume that: (i) all outstanding LTIP units held by all persons have vested in full and have been converted into an equal number of OP units, (ii) all OP units held by all persons, other than us, have been exchanged for shares of common stock and (iii) all phantom shares held by all persons, whether vested or not, have been converted into shares of common stock.
(3)	Includes 623,438 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after February 1, 2012. Also, includes 426,896 shares held by Thomas and Joan Wattles Revocable Trust. Additionally, the “number of shares and units beneficially owned” column includes 1,638,451 OP units held by TGW Investors LLC.
(4)	Includes 889,052 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after February 1, 2012. Additionally, the “number of shares and units beneficially owned” column includes 922,242 LTIP units (of which 681,517 are vested as of February 1, 2012).
(5)	The “number of shares and units beneficially owned” column includes 6,598 phantom shares (of which none are vested as of February 1, 2012).
(6)	Includes 20,661 vested phantom shares. Additionally, the “number of shares and units beneficially owned” column includes 6,861 phantom shares that are not currently vested.
(7)	Includes 10,533 shares held by the John S. Gates Jr. Trust and 50,000 shares owned by the Gates Charitable Trust. Additionally, the “number of shares and units beneficially owned” column includes 6,861 phantom shares that are not currently vested.
(8)	Includes 8,000 vested phantom shares. Additionally, the “number of shares and units beneficially owned” column includes 6,861 phantom shares that are not currently vested.
(9)	Includes 2,277 shares held through a trust for the benefit of Mr. Hardin, an additional 1,190 shares held through his profit sharing plan (self-directed), and 23,809 vested phantom shares. Also includes 25,000 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after February 1, 2012. Additionally, the “number of shares and units beneficially owned” column includes 6,861 phantom shares that are not currently vested.
(10)	Includes 25,000 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after February 1, 2012. Additionally, the “number of shares and units beneficially owned” column includes 6,861 phantom shares that are not currently vested.
(11)	Includes 15,000 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after February 1, 2012 and 20,661 vested phantom shares. Also, includes 42,000 shares held by the Fairfield Darien Green Associates Limited Partnership. Additionally, the “number of shares and units beneficially owned” column includes 6,861 phantom shares that are not currently vested.
(12)	Includes 75,950 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after February 1, 2012. Additionally, the “number of shares and units beneficially owned” column includes 124,282 LTIP units (of which 34,611 are vested as of February 1, 2012).

(13)	Includes 10,542 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after February 1, 2012. Also, includes 114,550 shares held by the Phelan Trust. The “number of shares and units beneficially owned” column includes 241,654 LTIP units (of which 12,613 are vested as of February 1, 2012).
(14)	Includes 16,129 shares of unvested restricted stock and 311,098 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after February 1, 2012. Additionally, the “number of shares and units beneficially owned” column includes 151,457 LTIP units (of which 77,011 are vested as of February 1, 2012) and 172,222 OP Units.
(15)	Includes 2,314 shares of common stock and 185,271 OP units held by the Parrott Family Trust. Also includes 77,361 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after February 1, 2012. Additionally, the “number of shares and units beneficially owned” column includes 107,280 LTIP units (of which 30,571 are vested as of February 1, 2012).
(16)	Includes an aggregate of 1,483,905 shares of common stock, 1,995,944 OP units, 1,609,082 LTIP units, 47,764 phantom shares and 2,083,226 shares of common stock underlying currently exercisable stock options which will become exercisable within 60 days after February 1, 2012. See also notes (3)—(15) above.
(17)	Information regarding FMR LLC and Edward C. Johnson 3d is based solely upon a Schedule 13G filed jointly by FMR LLC and Edward C. Johnson 3d with the SEC on February 14, 2012. FMR LLC reported sole voting power with respect to 1,489,276 shares and each of FMR LLC and Edward C. Johnson 3d reported sole investment power with respect to the same 35,799,863 shares. FMR LLC and Edward C. Johnson 3d reported that Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 34,311,763 shares or 13.9% of our outstanding common stock. The address of FMR LLC, Edward C. Johnson 3d, Fidelity Management & Research Company and Fidelity Small Cap Value Fund is 82 Devonshire Street, Boston, Massachusetts 02109.
(18)

Information regarding Cohen & Steers, Inc. (“Cohen”) is based solely on a Schedule 13G filed jointly by Cohen, Cohen & Steers Capital Management, Inc. and Cohen & Steers Europe S.A. with the SEC on February 14, 2012. The Schedule 13G filed by Cohen indicates that (i) Cohen & Steers Capital Management, Inc. is the beneficial owner of 28,170,882 shares or 11.4% of our outstanding common stock and has sole voting power with respect to 23,546,723 shares and sole investment power with respect to 28,170,882 shares and (ii) Cohen & Steers Europe S.A. has sole voting power with respect to 376,809 shares and sole investment power with respect to 888,120 shares. The address of Cohen is 280 Park Avenue, 10th Floor, New York, NY 10017.

(19)	Information regarding The Vanguard Group, Inc. is based solely upon a Schedule 13G filed by The Vanguard Group, Inc. with the SEC on February 8, 2012. The Vanguard Group, Inc. reported sole voting power with respect to 378,975 shares, sole investment power with respect to 25,443,556 shares and shared investment power with respect to 378,975 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(20)

Information regarding BlackRock, Inc. is based solely upon a Schedule 13G filed by BlackRock, Inc. with the SEC on February 13, 2012. BlackRock, Inc. reported sole voting power with respect to 17,257,857 shares and sole investment power with respect to 17,257,857 shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(21)

Information regarding Invesco Ltd. (“Invesco”) is based solely on a Schedule 13G filed jointly by Invesco, Invesco Advisers, Inc., Invesco PowerShares Capital Management, Invesco Investment Advisers, LLC and Invesco PowerShares Capital Management Ireland Ltd. with the SEC on February 6, 2012. The Schedule 13G filed by Invesco indicates that (i) Invesco Advisers, Inc. has sole voting power with respect to 4,563,246 shares, sole investment power with respect to 14,552,946 shares, shared voting power with respect to 53,500 shares and shared investment power with respect to 37,500 shares, (ii) Invesco PowerShares Capital Management has sole voting power with respect to 99,028 shares and sole investment power with respect to 99,028 shares, (iii) Invesco Investment Advisers, LLC has sole voting power with respect to 77,871 shares and sole investment power with respect to 77,871 shares, and (iv) Invesco PowerShares Capital Management Ireland Ltd. has sole voting power with respect to 1,480 shares and sole investment power with respect to 1,480 shares. The address of Invesco is 1555 Peachtree Street NE, Atlanta, GA 30309.
(22)	Information regarding Davis Selected Advisers, L.P. is based solely upon a Schedule 13G filed by Davis Selected Advisers, L.P. with the SEC on February 14, 2012. Davis Selected Advisers, L.P. reported sole voting power with respect to 1,411,278 shares, shared voting power with respect to 12,745,860 shares and sole investment power with respect to 14,157,138 shares. The address of Davis Selected Advisers, L.P. is 2949 East Elvira Road, Suite 101, Tucson, Arizona 85756.
(23)	Information regarding Vanguard Specialized Funds–Vanguard REIT Index Fund (“Vanguard”) is based solely on a Schedule 13G filed by Vanguard with the SEC on January 27, 2012. Vanguard reported sole voting power with respect to 13,643,034 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(24)	Information regarding DIAM Co., Ltd. is based solely upon a Schedule 13G filed by DIAM Co., Ltd. with the SEC on January 19, 2012. DIAM Co., Ltd. reported sole voting power with respect to 12,498,001 shares and sole investment power with respect to 12,498,001 shares. The address of DIAM Co., Ltd. is 3-1 Marunouchi 3-chome, Chiyoda-ku, Tokyo, 100-0005 Japan.

Transactions with Related Persons

For purposes of this section titled “Transactions with Related Persons,” the terms “we” and “our” refer to DCT Industrial Trust Inc. together with its consolidated subsidiaries.

Transactions with Jeffrey F. Phelan

In May 2010, we formed a joint venture, DCT 8th & Vineyard LLC, with Iowa Investments, LLC, a company indirectly owned by Mr. Phelan and his wife. On the date the operating agreement was executed, the joint venture acquired a land parcel consisting of approximately 19.3 acres in Rancho Cucamonga, California in exchange for assuming approximately $4.7 million of secured debt which was repaid subsequent to the acquisition. The land parcel was acquired from an entity in which Mr. Phelan and his wife collectively had an indirect ownership interest of 33.5%. Pursuant to the operating agreement, we have contributed 100%, or approximately $5.5 million, of the required equity to date. Pursuant to the operating agreement, we will first receive a return of all of our capital contributions along with a preferred return of 9% per annum. Iowa Investments, LLC will then receive a return of its deemed capital contribution of approximately $2.5 million along with a 9% return per annum on this amount. Thereafter all distributions will be made pro rata based on the ratio of the parties’ actual and deemed capital contributions.

In addition, in December 2010 and January 2011, we acquired interests in a total of five bulk industrial real estate properties in which entities indirectly owned by Mr. Phelan and his wife had existing ownership interests. These transactions are described below.

In December 2010, we entered into two agreements whereby we acquired from third parties ownership interests of approximately 44.8% and 52.6% in two bulk industrial buildings located in Ontario, California, totaling 0.5 million square feet. Entities indirectly owned by Mr. Phelan and his wife had existing ownership interests in these buildings of approximately 21.3% and 25.0%, respectively, and acquired from third parties additional ownership interests in these buildings of approximately 19.1% and 22.4%, respectively, pursuant to these two agreements. We purchased our interests in these buildings for approximately $11.6 million (plus the assumption of our pro rata share of approximately $9.4 million of indebtedness encumbering one of the properties). Following the transaction, we owned each of these buildings as tenants-in-common with entities indirectly owned by Mr. Phelan and his wife and are entitled to earn returns on these buildings in accordance with our respective ownership interests. We control the operation and management of these buildings. In connection with this transaction, we also provided approximately $1.0 million of secured debt financing for the second building that we acquired at an interest rate of 5.75% and a maturity date of January 1, 2012; which maturity date has been extended on a month-to-month basis. The loan obligation was split among us and the entities indirectly owned by Mr. Phelan and his wife based on respective ownership interests.

In January 2011, we formed a joint venture, DCT Palmiowa LLC, with Iowa Investments, LLC, a company indirectly owned by Mr. Phelan and his wife. The joint venture acquired two bulk industrial buildings, totaling approximately 0.2 million square feet, located in Riverside, California from entities indirectly owned by Mr. Phelan and his wife for approximately $11.7 million. These entities indirectly owned by Mr. Phelan and his wife had acquired the two bulk industrial buildings shortly before the sale to DCT Palmiowa LLC in order to facilitate the transaction. Pursuant to the operating agreement for the joint venture, we contributed approximately 52.6% of the initial equity capital and Iowa Investments, LLC contributed the remainder, and all distributions will be made pro rata based on the parties’ capital contributions. In connection with this transaction, we also provided DCT Palmiowa LLC with an approximately $7.6 million secured loan at an interest rate of 5.75% and a maturity date of January 1, 2012; which maturity date has been extended on a month-to-month basis.

In January 2011, we also entered into an agreement whereby we acquired an ownership interest of approximately 52.6% in a bulk industrial building, totaling approximately 0.2 million square feet, located in Rancho Cucamonga, California. An entity indirectly owned by Mr. Phelan and his wife had an existing ownership interest in this building of approximately 12.5% and acquired an additional ownership interest of approximately 34.9% pursuant to this agreement. We purchased our interest in this building from a third party for approximately

$4.7 million (plus the assumption of our pro rata share of approximately $3.9 million of indebtedness encumbering the property). Following the transaction, we owned this building as a tenant-in-common with an entity indirectly owned by Mr. Phelan and his wife and are entitled to earn returns from the building in accordance with our ownership interest. We control the operation and management of this building.

Transaction with Deutsche Bank AG

In our public offering that closed on February 18, 2011, an affiliate of Deutsche Bank AG participated as an underwriter and purchased 1,052,792 shares of our common stock from us. The aggregate underwriting discount received by the affiliate of Deutsche Bank AG for these shares in the offering was approximately $239,300, which, on a per share basis, was equal to the underwriting discount received by each of the other underwriters. In the offering, we issued a total of 21,850,000 shares of our common stock at a price of $5.35 per share, for net proceeds, before expenses, to us of $111.9 million. Based on Schedule 13Gs filed with the SEC on February 11, 2011 and March 14, 2011, Deutsche Bank AG, was the beneficial owner of more than 5% of our common stock as of December 31, 2010, but had ceased to be as of February 28, 2011.

Transactions with Related Person Approval Policy

Our corporate governance guidelines set forth in writing our transactions with related person approval policy. According to this policy, each related person transaction must be reviewed and approved in advance by the audit committee or, for contributions, acquisitions, and dispositions of real property, the investment committee; provided that if we enter into a transaction without recognizing that it constitutes a related person transaction, this approval requirement can be satisfied if the transaction is subsequently ratified by the audit committee or investment committee, as applicable. Our transactions with related person approval policy under our corporate governance guidelines covers all transactions with related parties required to be disclosed in the proxy statement under SEC rules and all other related person transactions in which the amount involved exceeds $60,000.

Our code of business conduct and ethics sets forth in writing the standards, policies and procedures that the Company follows in situations where there is a possibility of a conflict of interest. Each employee, officer or director is expected to avoid any situation in which his or her personal interests conflict, or have the appearance of conflicting, with those of the Company. All employees, officers and directors must promptly and fully disclose the occurrence of any situation that may amount to such conflict of interest, including the existence of a personal direct or indirect financial interest in a transaction, to our general counsel. Non-employee directors are expected to make appropriate disclosures to our board and recuse themselves from board decisions with respect to transactions involving the Company to which they are an interested party. A waiver with respect to any transaction involving a director or officer that may violate our code of business conduct and ethics may be made only by the board of directors or by the nominating and corporate governance committee and must be promptly disclosed to our stockholders in accordance with all applicable laws and regulations. Our code of business conduct and ethics may or may not cover all transactions with related parties required to be disclosed in the proxy statement under SEC rules.

Executive and Director Compensation

Compensation Discussion and Analysis

We provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, annual cash incentive bonuses, long-term equity incentive compensation and broad-based benefits programs. This Compensation Discussion and Analysis explains our compensation objectives, policies and practices with respect to our President and Chief Executive Officer, our Chief Financial Officer, two former executive officers and the other three most highly-compensated executive officers as of the end of 2011 as determined in accordance with applicable SEC rules (collectively referred to as our named executive officers or, in this “Compensation Discussion and Analysis” section, our executives). Our named executive officers are as follows: Philip L. Hawkins, President and Chief Executive Officer; Matthew T. Murphy, Chief Financial Officer and Treasurer; Jeffrey F. Phelan, National President of Development and Managing Director, West Region; Michael J. Ruen, Managing Director, East Region; Teresa L. Corral, Executive Vice President of Investments and Portfolio Management; Stuart B. Brown, our former Chief Financial Officer; and Daryl H. Mechem, our former Managing Director, West Region (we refer to Messrs. Hawkins, Murphy, Phelan and Ruen and Ms. Corral collectively as our continuing executives).

Objectives of Our Executive Compensation Programs

Our compensation programs for our executives are designed to achieve the following objectives:

•	Attract and retain top contributors to ensure that we have high caliber executives;

•

Create and maintain a performance-driven organization, by providing upside compensation opportunity for outstanding performance and downside compensation risk in the event of performance below expectations;

•

Align the interests of our executives and stockholders by motivating executives to increase stockholder value along with the achievement of other key corporate goals and objectives and rewarding executives when stockholder value increases;

•

Encourage teamwork and cooperation while recognizing individual contributions by linking variable compensation to company and individual performance based on position responsibilities and ability to influence financial and organizational results;

•	Provide flexibility and allow for discretion in applying our compensation principles in order to appropriately reflect individual circumstances as well as changing business conditions and priorities;

•	Motivate our executives to manage our business to meet and appropriately balance our short- and long-term objectives, and reward them for meeting these objectives; and

•	Reinforce our entrepreneurial culture.

Peer Group Data

During 2010 and 2011, the compensation committee engaged Frederic W. Cook & Co., Inc., or F.W. Cook, a nationally recognized consulting firm, to be its independent executive compensation consultant and to conduct a competitive review of our executive compensation program. As part of F.W. Cook’s engagement, the compensation committee directed F.W. Cook to, among other things, compare our executive compensation with competitive market compensation data for two different peer groups: an asset-based peer group consisting of eight public REITs with an industrial asset class focus; and a size-based REIT peer group consisting of 14 public REITs similar in size (as defined by equity market capitalization and enterprise value) to our company, but in varying asset classes. These two peer groups, which were developed by F.W. Cook in consultation with our management and subsequently approved by the compensation committee, were comprised of the following companies:

Asset-Based Peers	Size-Based Peers
AMB Property Corporation	American Campus Communities, Inc.
Duke Realty Corporation	Colonial Properties Trust
EastGroup Properties, Inc.	Diamondrock Hospitality Company
First Industrial Realty Trust, Inc.	EastGroup Properties, Inc.
First Potomac Realty Trust	Equity One, Inc.
Liberty Property Trust	Extra Space Storage Inc.
ProLogis	Healthcare Realty Trust Incorporated
PS Business Parks, Inc.	LaSalle Hotel Properties
Lexington Realty Trust
Medical Properties Trust, Inc.
Post Properties, Inc.
PS Business Parks, Inc.
Sovran Self Storage, Inc.
Sunstone Hotel Investors, Inc.

The peer group data presented was based on historical 2009 information, and included information regarding base salary, actual and target bonus amounts, total annual compensation, long-term equity and cash incentives and total compensation. F.W. Cook also presented the same categories of information for all industrial REITs and all REITs with an enterprise value between $1.0 billion and $3.0 billion that were included in the 2010 NAREIT Compensation and Benefits Survey. For each of these categories of information, F.W. Cook presented information comparing our compensation to the compensation paid by the companies in these peer groups at the 25th, 50th and 75th percentiles for comparable positions. F.W. Cook also reviewed changes to executive compensation programs made by our peers in 2009 and 2010.

For purposes of 2011 compensation, the compensation committee used this competitive market compensation data to gain a greater understanding of market practices in connection with establishing base salaries, target annual cash incentive bonus amounts and target values for annual grants of long-term equity incentive compensation, all of which was established in early 2011. The compensation committee did not target a single percentile or range of percentiles to be used consistently for all of our executives, but rather used this information in connection with a number of factors, including, among others, the individual experience and skills of, and expected contributions from, our executives, the difficulty that we would have in replacing each of our executives and current economic conditions. In addition, the compensation committee used this competitive market compensation data to evaluate the structure of our incentive compensation programs. Based in part on this review, the compensation committee restructured our annual cash incentive bonus and long-term equity incentive compensation program to be linked in a more formulaic manner to the achievement of specific, objectively measurable goals, as described in more detail below under “--Our Executive Compensation Programs—Annual Cash Incentive Bonuses” and “—Our Executive Compensation Programs—Long-Term Equity Incentive Compensation—Annual Grants.” In addition, the compensation committee decided to discontinue the use of our Multi-Year Outperformance Program, for purposes of making future grants, as described in more detail below under “—Our Executive Compensation Programs—Long-Term Equity Incentive Compensation—Multi-Year Outperformance Program.”

Our Executive Compensation Programs

Our executive compensation primarily consists of base salary, annual cash incentive bonuses, long-term equity incentive compensation and broad-based benefits programs. Additionally, we have employment agreements or change-in-control agreements with each of our continuing executives that provide for payments and other benefits in connection with a termination of employment in certain circumstances or a change-in-control. Overall, we designed our executive compensation programs to achieve the objectives described above. In particular, consistent with the emphasis we place on maintaining a performance-driven organization and aligning the interests of our executives and stockholders, long-term equity incentive compensation constitutes a significant portion of our total executive compensation. We also structured our annual cash incentive bonuses and annual grants of long-term equity incentive compensation to be based on our actual performance compared to predetermined performance goals. In determining the mix of the different elements of executive compensation, we considered the mix being offered by comparable companies. We generally structured the mix of base salary, target annual cash incentive bonuses and target long-term equity incentive compensation to approximate the average mix for our peers, except that we placed a greater emphasis on long-term equity incentive compensation. For 2011, we generally kept the mix of the different elements of executive compensation consistent with the mix that we have had in prior years recognizing that each year, depending on actual performance during the year, the amount of cash incentive bonuses paid and long-term equity incentive compensation granted relative to base salary will fluctuate.

Each of the primary elements of our executive compensation is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation and a discussion of the amounts of compensation paid to our executives for 2011 under each of these elements. In the descriptions below, we highlight particular compensation objectives that are addressed by specific elements of our executive compensation program; however, it should be noted that we have designed our compensation programs to complement each other and collectively serve all of our executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation, each element, to a greater or lesser extent, serves each of our objectives.

At our 2011 annual meeting, a non-binding, advisory resolution approving the compensation paid to our named executive officers, as disclosed in our proxy statement for the 2011 annual meeting, including the Compensation Discussion and Analysis, compensation tables and narrative discussions, was approved by our stockholders, with more than 81% of the votes cast having been voted in favor of the proposal to approve such resolution. The compensation committee has considered the results of this vote and, as a result of the high percentage of votes cast in favor of this proposal, the compensation committee viewed these results as an indication of stockholders’ overall satisfaction with the manner in which we compensated our named executive officers in 2010 and the prospective changes to the structure of our executive compensation programs that we indicated had been made for 2011. Accordingly, based in part on the results of this vote, the compensation committee generally has maintained the structure of our executive compensation programs that had been described in our proxy statement for the 2011 annual meeting, including the prospective changes that had been described therein.

2011 Total Annual Compensation

The following table sets forth the amounts of base salary, annual cash incentive bonus and annual long-term equity incentive compensation (based on the value approved) awarded by the compensation committee for each of our continuing executives for 2011.

Name	Base Salary(1)	Annual Bonus	Annual Equity(2)	Total
Philip L. Hawkins	$600,000	$740,000	$1,410,000	$2,750,000
Matthew T. Murphy	275,000	313,000	312,000	900,000
Jeffrey F. Phelan	260,000	245,000	553,000	1,058,000
Michael J. Ruen	260,000	245,000	553,000	1,058,000
Teresa L. Corral	220,000	174,000	260,000	654,000

(1)	Base salary has been annualized for Mr. Murphy and Ms. Corral for 2011 based on the base salary for each that was in effect from the date of Mr. Murphy’s and Ms. Corral’s promotions to their current positions through December 31, 2011.
(2)	Annual equity represents the value of the annual long-term equity incentive compensation approved by the compensation committee. All of the annual equity grants were made in the form of restricted stock or LTIP units, at the election of the executive. We valued the annual grants at $5.62 per share or unit, which was the closing stock price of our common stock on February 7, 2012, the date the awards were approved. Each of these annual equity awards vests over four years with 25% vesting on each of the first four anniversaries of January 1, 2012, subject to continued employment with us through such date.

The foregoing table more accurately reflects the decisions of the compensation committee with respect to our continuing executive officers’ compensation than the Summary Compensation Table below. This primarily results from the fact that, in order to link our annual long-term equity incentive compensation to our annual performance, the compensation committee typically grants our annual long-term equity incentive compensation for a particular year in January or February of the following year. Due to the rules governing the presentation of the Summary Compensation Table, we are required to present these grants as compensation for the year in which they were granted (as opposed to the year for which they were granted). As a result, for example, the “Stock Awards” and “Option Awards” granted in February 2011 for 2010 performance are required to be reported as 2011 compensation in the Summary Compensation Table. In addition, the foregoing table does not include the equity awards granted to Mr. Murphy and Ms. Corral in connection with their promotions to their current positions in September 2011, as these were one-time awards in connection with their promotions.

A detailed discussion of the base salary, annual cash incentive bonus and annual long-term equity incentive compensation paid or awarded to our executives for 2011 is contained below.

Base Salary

We pay our executives a base salary, which we review and determine annually, subject to the commitments we have made to our executives in their employment agreements. We believe that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward executives for their overall performance. Although base salaries are established in part based on the individual experience, skills and expected contributions during the coming year of our executives and our executives’ performance during the prior year, we do not view base salaries as primarily serving our objective of paying for performance.

The following table sets forth the annual base salaries for our continuing executives for 2011 and, for those continuing executives who were also named executive officers in the prior year, 2010:

Named Executive Officer	2011 Base Salary(1)	2010 Base Salary(1)	Percentage Change
Philip L. Hawkins	$600,000	$600,000	—
Matthew T. Murphy	$275,000	N/A	N/A
Jeffrey F. Phelan	$260,000	$260,000	—
Michael J. Ruen	$260,000	$260,000	—
Teresa L. Corral	$220,000	N/A	N/A

(1)	Base salary has been annualized for Mr. Murphy and Ms. Corral for 2011 based on the base salary for each that was in effect from the date of the promotion of Mr. Murphy and Ms. Corral to their current positions through December 31, 2011. Base salary has also been annualized for 2010 for Mr. Phelan, who was hired on March 31, 2010.

During 2011, we maintained base salaries at 2010 levels for Messrs. Hawkins, Phelan and Ruen and, prior to their promotions, for Mr. Murphy and Ms. Corral. In September 2011, in connection with the promotion of Mr. Murphy and Ms. Corral to their current positions, we increased both of their base salaries to the amounts set forth in the table above. The amount of Mr. Murphy’s increased base salary was based on a number of factors including the compensation committee’s most recent review of competitive market compensation data and the base salaries of our other executive officers. Ms. Corral’s increased base salary reflected a $15,000 per year increase, which the compensation committee considered appropriate to reflect Ms. Corral’s increased responsibilities. With respect to our former executives, Mr. Brown’s base salary for 2011 was $300,000 (reflecting a $25,000 increase from 2010) and Mr. Mechem’s base salary for 2011 was $260,000, which was the same as his base salary for 2010. Overall, base salaries for 2011 were based on the compensation committee’s review of competitive market compensation data and its conclusion that, in most cases, the amount of the base salaries for our executives remain competitive.

In setting base salary, we also took into account the commitments that we have made to our executives in their employment agreements. In October 2009, we entered into employment agreements with Messrs. Hawkins, Ruen, Brown and Mechem; in March 2010, we entered into an employment agreement with Mr. Phelan; in September 2011, we entered into an employment agreement with Mr. Murphy; and in October 2011, we amended Mr. Ruen’s employment agreement to extend the term through October 2012. Under these agreements, minimum annual base salaries for these executives were established based on then current levels as follows: Mr. Hawkins’ minimum base salary is $600,000 per year, Mr. Murphy’s minimum base salary is $275,000 per year; Mr. Phelan’s minimum base salary is $260,000 per year; Mr. Ruen’s minimum base salary is $260,000 per year, Mr. Brown’s minimum base salary was $265,000 per year and Mr. Mechem’s minimum base salary was $260,000 per year. We have not entered into an employment agreement with Ms. Corral.

Annual Cash Incentive Bonuses

Our executives are eligible to receive annual cash incentive bonuses each year primarily based upon their performance. Our annual cash incentive bonuses are intended to reward our executives with currently paid compensation based on annual performance.

2011 Target Bonuses

Similar to base salary, the employment agreements that we entered into with our continuing executives provide for minimum target annual cash incentive bonuses. These agreements provided for the following minimum target annual cash incentive bonuses: Mr. Hawkins—100% of base salary; Mr. Murphy—$250,000; Mr. Phelan—$200,000; and Mr. Ruen—$200,000. The commitments in these employment agreements related to minimum target annual cash incentive bonuses, and we have discretion to establish the criteria that must be met for the annual cash incentive bonuses to be paid and may grant annual cash incentive bonuses in amounts above or below the target level based on our assessment of performance.

In February 2011, we established target annual cash incentive bonuses for each of our executives. Similar to base salary, we maintained the levels of our continuing executives’ target annual cash incentive bonuses for 2011 at 2010 levels. In September, we established increased targets for Mr. Murphy and Ms. Corral in connection with their promotions. Mr. Murphy’s increased target was based on a number of factors including the compensation committee’s most recent review of competitive market compensation data and the targets established for our other executive officers. Ms. Corral’s increased target reflected a $35,000 per year increase, which the compensation committee considered appropriate to reflect Ms. Corral’s increased responsibilities. For 2011, our decisions regarding the amount of the target annual cash incentive bonuses were also based on the compensation committee’s analysis of competitive market compensation data and its conclusion that the amount of the target annual cash incentive bonuses for our continuing executives did not need to increase, other than as a result of their promotions, to the extent applicable, in order to remain competitive.

The following table sets forth the target annual cash incentive bonuses for each of our continuing executives for 2011 and, for those continuing executives who were also named executive officers in the prior year, 2010:

Named Executive Officer	2011 Target Bonus	2010 Target Bonus	Percentage Change
Philip L. Hawkins	$600,000	$600,000	—
Mathew T. Murphy	$250,000	N/A	N/A
Jeffrey F. Phelan	$200,000	$200,000	—
Michael J. Ruen	$200,000	$200,000	—
Teresa L. Corral	$150,000	N/A	N/A

2011 Bonus Objectives

Based on its review of our executive compensation programs, the compensation committee changed the structure of our annual cash incentive bonuses for 2011 in order to link these bonuses in a more formulaic manner to the achievement of specific, objectively measurable goals. Prior to 2011, the compensation committee would identify specific performance objectives and assign relative weightings to each of the various performance objectives, but these objectives and weightings were not designed to be applied, and were not applied, in a predetermined, formulaic manner to determine actual bonuses. In determining actual bonuses, the compensation committee reviewed executive performance on a holistic basis as opposed to a strictly line-by-line comparison of actual performance compared to the specific predetermined performance objectives.

For 2011, the compensation committee restructured the objectives for our annual cash incentive bonuses and the manner in which these objectives are linked to the determination of the annual bonuses to be paid. Overall, under the new structure, a substantial majority of each executive’s target annual cash incentive bonus is linked in a formulaic manner to the achievement of specific, objectively measurable goals, with the remainder based on each executive’s achievement of more subjective goals, subject, in each case, to the compensation committee’s ability to exercise negative discretion to award executives annual bonuses that are less than what would have been earned based on the formulaic application of the predetermined objectives.

The table set forth below describes the objectives that we established for each of our continuing executives and the percentage of that executive’s annual cash incentive bonus that was linked to the achievement of each objective.

Objectives	Hawkins	Murphy	Phelan	Ruen	Corral
Funds from operation (FFO)	30.0%	40.0%	25.0%	25.0%	25.0%
Total net operating income	22.5%	15.0%	—	—	10.0%
Regional net operating income	—	—	20.0%	25.0%	—
Total acquisition volume	22.5%	15.0%	15.0%	15.0%	35.0%
Regional acquisition volume	—	—	20.0%	15.0%	—
Individual/Subjective	25.0%	30.0%	20.0%	20.0%	30.0%

Total	100%	100%	100%	100%	100%

We selected these specific objectives because FFO and net operating income are two of the most significant financial measures that we report to investors and use to evaluate our ongoing performance and the completion of acquisitions, consistent with our investment criteria, during 2011 was one of our key strategic goals for the year.

For each of these objectives, in February 2011, we established five different levels of performance pursuant to which executives could earn from 0-200% of the target amount of the portion of the annual cash incentive bonus attributable to that objective. The table below sets forth the goals established at each of these performance levels, actual performance for 2011 and the percentage of target earned for each objective.

Objectives	Min. (0%)	Thresh. (50%)	Target (100%)	High (150%)	Max. (200%)	Actual	Earned %(4)
FFO ($ per diluted share)(1)	$0.27	$0.31	$0.35	$0.39	$0.43	$0.39	150%
Total net operating income (% of budget)(2)	90%	95%	100%	105%	110%	103.5%	135%
Regional net operating income (Phelan) (% of budget)(2)	90%	95%	100%	105%	110%	103.5%	135%
Regional net operating income (Ruen) (% of budget)(2)	90%	95%	100%	105%	110%	102.7%	127%
Total acquisition volume ($ in millions)(3)	$0	$50	$200	$400	$600	$182.0	91%
Regional acquisition volume (Phelan) ($ in millions)(3)	$0	$25	$50	$100	$150	$34.6	69%
Regional acquisition volume (Ruen) ($ in millions)(3)	$0	$20	$40	$80	$120	$32.0	80%

(1)

Represents FFO per diluted share, excluding gains, impairments, acquisition costs and debt retirement costs. The actual amount was determined based on FFO, as adjusted, per diluted share as reported in our Annual Report on Form 10-K for the year ended December 31, 2011, which was $0.40 per diluted share, as adjusted to exclude

$0.01 per diluted share attributable to gains from unconsolidated joint ventures that were included in FFO, as adjusted.
(2)	Represents net operating income, excluding new acquisitions and adjusted for dispositions. Regional net operating income for Messrs. Phelan and Ruen relates to net operating income, excluding new acquisitions and adjusted for dispositions, for properties in each executive’s region.
(3)	Acquisition volume is based on the unlevered investment in acquisitions closed during 2011, excluding approximately $10.9 million of acquisitions that closed in early 2011 that were attributed to 2010 and including post-acquisition investments of approximately $5.7 million in value-add acquisitions where such investments were anticipated in connection with the acquisition. Regional acquisition volume for Messrs. Phelan and Ruen is based on acquisitions sourced in each executive’s region.
(4)	To the extent performance fell between two of the established levels of performance, the percentage earned was determined based on linear interpolation between the percentages that would have been earned for the established levels of performance, except for total acquisition volume where the percentage earned was based on linear interpolation between minimum and target.

In addition, in February 2011, the compensation committee established the following objectives for each of our continuing executives for use, together with total stockholder return on a relative and absolute basis, in determining the individual/subjective component of the annual cash incentive bonuses:

Named Executive Officer	Objectives
Philip L. Hawkins	Objectives relating to balance sheet management, management of capital expenditures, implementation of the company’s overall strategic plan and company leadership

Mathew T. Murphy	Objectives relating to refinancing activity, our SCLA joint venture and capital expenditure forecasting

Jeffrey F. Phelan	Objectives relating to our value-add activities, certain development and disposition activities, management of capital expenditures, our SCLA joint venture and teamwork and communication with executives and internal functions

Michael J. Ruen	Objectives relating to our IDI joint venture, management of capital expenditures, our value-add activities, leadership of the East Region and teamwork and communication with executives and internal functions

Teresa L. Corral	Objectives relating to management of the investment process, evaluation, planning and execution of dispositions and management of joint venture investments and relationships

With respect to the individual/subjective component of the annual cash incentive bonuses, the compensation committee determined that each of these executives had exceeded target performance. Based on an evaluation of the foregoing objectives, including total stockholder return on a relative and absolute basis, the compensation committee determined that the continuing executives had earned the following percentages of their target amounts with respect to the individual/subjective component of the annual cash incentive bonuses: Mr. Hawkins—110%; Mr. Murphy—104%; Mr. Phelan—152.5%; Mr. Ruen—137.5%; and Ms. Corral—111%.

2011 Bonus Amounts

The compensation committee determined 2011 annual cash incentive bonuses for each of the continuing executives based on the percentage earned for each objective, the executive’s pre-established percentage weighting for each objective and the executive’s target amount, all as set forth above. The amounts earned with respect to the objectives relating to FFO, net operating income and acquisition volume, which represented from 70%-80% of the overall bonus opportunity, were determined in a formulaic manner based on actual performance as compared to the goals established in February 2011. The remainder, relating to the individual/subjective component, was determined based on the compensation committee’s evaluation of the performance of each of our continuing executives against the objectives established for that executive, including total stockholder return on a relative and absolute basis, as described above. The following are the target and actual annual cash incentive bonuses for each of our continuing executives for 2011 and the percentages of the target annual cash incentive bonuses that were paid:

Named Executive Officer	2011 Target Bonus	2011 Actual Bonus	Percentage Payout
Philip L. Hawkins	$600,000	$740,000	123%
Matthew T. Murphy	$250,000	$313,000	125%
Jeffrey F. Phelan	$200,000	$245,000	122%
Michael J. Ruen	$200,000	$245,000	122%
Teresa L. Corral	$150,000	$174,000	116%

Messrs. Brown and Mechem did not remain employed through the end of 2011 and, as a result, neither received an annual cash incentive bonus for 2011.

Long-Term Equity Incentive Compensation

We grant long-term equity incentive awards to executives as part of our total compensation package. During 2011, there were two primary components of our long-term equity incentive awards: an annual grant program and a multi-year program. In addition, we granted Mr. Murphy and Ms. Corral one-time equity awards in connection with their promotions to their current positions in September 2011.

Annual Grant Program

Under the annual grant program, our executives are eligible to receive annual grants of long-term equity incentive compensation. Our annual grant program is intended to reward our executives with long-term compensation for annual performance. The primary objectives of this program are to incent our executives to achieve annual performance goals, further align the interests of our executives with our stockholders over the longer term and serve as a retention tool for our executives. We determine our annual grants based on a dollar value, and, prior to 2011, we paid 80% in the form of restricted stock or LTIP units in our operating partnership and 20% in the form of stock options. For the annual grants for 2011, we decided to pay all of the annual grants in the form of restricted stock or LTIP units. Historically, we have used restricted stock or LTIP units for the majority of our long-term equity incentive compensation because we believe that these full value awards provide the best alignment with our stockholders by fully reflecting the total return we provide to our stockholders, including dividends or other distributions as well as potential future increases or decreases in our stock price. For 2011, we decided to use restricted stock or LTIP units for all of the annual grants to our executives because we believe this approach provides superior alignment with our stockholders and reduces the number of shares issued and, therefore, reduces dilution.

Similar to annual cash incentive bonuses, the employment agreements that we entered into with our continuing executives provide for minimum target values for our annual grants. The terms of their respective employment agreements provided for the following minimum target values for annual grants: Mr. Hawkins—$1,150,000; Mr. Murphy—$250,000; Mr. Phelan—$450,000; and Mr. Ruen—$450,000. The commitments in these employment agreements related to minimum target values; however, we have discretion to establish the criteria that must be met for the annual grants to be awarded and may grant awards with actual values above or below the target level based on our assessment of performance in order to fully motivate and reward our executives. These employment agreements also specify that the vesting of these awards must occur in equal annual installments over no more than five years.

In February 2011, we established target values for the annual grants for each of our executives. Similar to base salary and annual cash incentive bonus targets, we maintained the levels of the target values for the annual grants for 2011 for Messrs. Hawkins, Phelan and Ruen at 2010 levels. Mr. Murphy’s target for 2011 was based on a number of factors including the compensation committee’s most recent review of competitive market compensation data and the targets established for our other executive officers. Ms. Corral’s target reflected an increase that the compensation committee considered appropriate to reflect Ms. Corral’s increased responsibilities. Our decisions regarding the amount of the target values was also based on the compensation committee’s analysis of competitive market compensation data and its conclusion that, generally, the amount of the target values for annual grants for our continuing executives did not need to increase, other than as a result of their promotions, to the extent applicable, in order to remain competitive.

The following table sets forth the target values of the annual grants for each of our continuing executives for 2011 and, for those continuing executives who were also named executive officers in the prior year, 2010:

Named Executive Officer	2011 Target Value	2010 Target Value	Percentage Change
Philip L. Hawkins	$1,150,000	$1,150,000	—
Mathew T. Murphy	$250,000	N/A	N/A
Jeffrey F. Phelan	$450,000	$450,000	—
Michael J. Ruen	$450,000	$450,000	—
Teresa L. Corral	$225,000	N/A	N/A

The actual values of the annual equity awards granted to each of our continuing executives were determined using the same objectives and percentage weightings that were used to determine annual cash incentive bonuses, subject to an overall minimum of 50% of target and an overall maximum of 150% of target. Similar to the new bonus structure noted above, a substantial majority of each executive’s target annual equity awards is linked in a formulaic manner to the achievement of specific, objectively measurable goals, with the remainder based on each executive’s achievement of more subjective goals, subject, in each case, to the compensation committee’s ability to exercise negative discretion to award executives awards that are less than what would have been earned based on the formulaic application of the predetermined objectives. Accordingly, the following are the target and actual values of the annual equity awards for each of our continuing executives for 2011 and the percentages of the target value that were awarded:

Named Executive Officer	2011 Target Bonus	2011 Actual Bonus	Percentage Payout
Philip L. Hawkins	$1,150,000	$1,410,000	123%
Matthew T. Murphy	$250,000	$312,000	125%
Jeffrey F. Phelan	$450,000	$553,000	122%
Michael J. Ruen	$450,000	$553,000	122%
Teresa L. Corral	$225,000	$260,000	116%

For each of our continuing executives, the annual grant was made in the form of restricted stock or LTIP units, at the election of the executive. For purposes of determining the annual grants, we valued restricted stock and LTIP units based on $5.62 per share or unit, which was the closing stock price of our common stock on February 7, 2012, the date the awards were approved. Each of these annual equity awards vests over four years with 25% vesting on each of the first four anniversaries of January 1, 2012, subject to continued employment with us through such date.

The following table sets forth the terms of the equity awards actually made to our continuing executives in 2012 with respect to 2011:

Named Executive Officer	LTIP Units (# of units)
Philip L. Hawkins	250,890
Matthew T. Murphy	55,516
Jeffrey F. Phelan	98,399
Michael J. Ruen	98,399
Teresa L. Corral	46,263

Messrs. Brown and Mechem did not remain employed through the end of 2011 and, as a result, neither received an annual equity awards for 2011.

Multi-Year Outperformance Program

On January 11, 2010, the compensation committee adopted the DCT Industrial Trust Inc. Multi-Year Outperformance Program, or the Outperformance Program, which is a long-term incentive compensation program, and granted awards under the program to certain officers and senior executives for 2010.

The 2010 awards entitle participants to receive shares of our common stock with a maximum value of $10 million based on our absolute and relative total return to stockholders during the three-year performance period beginning on December 31, 2009. Half of the awards are based on our absolute total return to stockholders during the performance period and the other half are based on our relative total return to stockholders during the performance period compared to the performance of the MSCI US REIT Index during the same period. The calculation of the awards is based on the following table (provided that the aggregate award values set forth below will be pro-rated between the percentages set forth below to reflect actual performance that falls between the specific percentages set forth below and the aggregate award value under the relative total return metric may not exceed the greater of (1) $500,000 or (2) 50% of the excess total return generated as a result of our outperformance above the MSCI US REIT Index):

Absolute Total Return		Relative Total Return
Percentage Per Year, Compounded Annually	Aggregate Award Value	Percentage of MSCI US REIT Index	Aggregate Award Value
<8%	$0	<100%	$0
8%	$500,000	100%	$500,000
9%	$1,000,000	102.5%	$1,000,000
10%	$1,500,000	105%	$1,500,000
11%	$2,000,000	107.5%	$2,000,000
12%	$2,500,000	110%	$2,500,000
13%	$3,000,000	112.5%	$3,000,000
14%	$3,500,000	115%	$3,500,000
15%	$4,000,000	117.5%	$4,000,000
16%	$4,500,000	120%	$4,500,000
= or > 17%	$5,000,000	= or > 122.5%	$5,000,000

Each participant’s award is designated as a specified percentage of the aggregate award value earned during the performance period, and participants are also entitled to a share of any unallocated portion of the aggregate award value. At the end of the performance period, the compensation committee will calculate the aggregate award value earned, and each participant will be issued shares of our common stock as of the end of the performance period with a value equal to that participant’s share of the aggregate award value. Half of the shares of common stock issued will be fully vested upon issuance and the remaining half will vest on the first anniversary of the end of the performance period based on continued employment. We may also permit participants to elect to receive their awards in the form of LTIP units or other equivalent forms of equity in lieu of shares of common stock.

In the event of a change-in-control (as determined for purposes of the Outperformance Program) during a performance period, the performance period will be shortened to end on the date of the change-in-control and participants’ awards will be based on performance through that date. In such a case, the aggregate award value will be the larger of (i) a pro rated amount of the aggregate award value earned based on the portion of the performance period that actually elapsed or (ii) the aggregate award value that would have been earned if our annual percentage return to stockholders was calculated based on the aggregate total return actually achieved during such performance period, but assumed that such return had been generated over the full three-year performance period. Any shares of common stock earned upon a change-in-control will be fully vested upon issuance. In the event of a change-in-control after a performance period has ended, all unvested awards issued under the Outperformance Program for such performance period will fully vest.

If a participant’s employment is terminated before the end of a performance period as a result of death or disability, or is terminated by us without cause or by the participant for good reason, in each case as determined under the Outperformance Program, the participant’s award will be calculated in the same manner as if a change-in-control occurred on the date of termination and any shares of common stock that are earned will be fully vested upon such date of termination. If such a termination occurs after the end of a performance period, then all of the participant’s unvested awards for such performance period will fully vest. If a participant is terminated for any other reason, the participant will forfeit all unearned awards and unvested shares granted under the Outperformance Program.

On January 11, 2010, the compensation committee granted our continuing executives, with the exception of Mr. Phelan, awards under the Outperformance Program for 2010. On April 1, 2010, the compensation committee granted Mr. Phelan an award under the Outperformance Program in connection with his hiring. The committee granted these awards with the following participation percentages under the Outperformance Program to the following executives: Mr. Hawkins (18%); Mr. Murphy (9%); Mr. Phelan (12%); Mr. Ruen (12%); and Ms. Corral (9%). Each of Mr. Brown and Mr. Mechem forfeited his previously granted award under the Outperformance Program upon his resignation in 2011.

Currently, based on its overall review of our executive compensation programs, the compensation committee has discontinued use of the Outperformance Program on a prospective basis (i.e., the 2010 awards will remain outstanding, but the compensation committee does not expect to issue awards under the Outperformance Program with respect to additional performance periods as it had originally anticipated).

Promotional/New Hire Grants

In addition to annual grants of long-term equity incentive compensation, in 2011, the compensation committee also awarded Mr. Murphy and Ms. Corral one-time equity awards, with a value of $300,000 and $250,000, respectively, in connection with their promotions to their current positions in September 2011. The amounts of these awards were based on a number of factors including the compensation committee’s most recent review of competitive market compensation data, the amount considered appropriate by the compensation committee to reflect these executive’s increased responsibilities and similar awards granted to other executive officers in the past in connection with their hiring or promotion. These grants were made in the form of restricted stock or LTIP units, at the election of the executive. For purposes of determining the number of shares or units, we valued restricted stock and LTIP units based on $4.91 per share or unit, which was the closing stock price of our common stock on September 19, 2011. Each of these equity awards vests over five years with 25% vesting on September 18, 2014, an additional 25% vesting on September 18, 2015 and the remaining 50% vesting on September 18, 2016, in each case subject to continued employment with us through such date.

LTIP Units

In 2006, we established a program under our Second Amended and Restated 2006 Long-Term Incentive Plan, or the 2006 Plan, for the grant of other equity-based awards, valued by reference to shares of our common stock, consisting of equity interests in our operating partnership which we refer to as “long-term incentive units” or “LTIP units.” LTIP units are a separate class of units of limited partnership interest in our operating partnership. LTIP units, which can be granted either as free-standing awards or together with other awards under the 2006 Plan are valued by reference to the value of our common stock, and may be subject to such conditions and restrictions as the compensation committee may determine, including continued employment or service, computation of financial metrics and/or achievement of pre-established performance goals and objectives. If applicable conditions and/or restrictions are not attained, participants will forfeit their LTIP units. Generally, LTIP unit awards, whether vested or unvested, entitle the holder to receive distributions from our operating partnership that are equivalent to the dividends and distributions that would be made with respect to the number of shares of our common stock underlying the LTIP unit award, though receipt of such distributions may be delayed or made contingent on vesting.

LTIP units are structured as “profits interests” for U.S. federal income tax purposes, and we do not expect the grant, vesting or conversion of LTIP units into common units to produce a tax deduction for us. As profits interests, LTIP units initially will not have full parity, on a per-unit basis, with common units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP units can over time achieve full parity with common units and therefore accrete to an economic value for the participant equivalent to common units. This accretion to parity is driven, in part, by partnership tax rules and is based on the book capital account associated with LTIP units for tax purposes. Generally, the book capital account associated with LTIP units when they are initially issued is zero, while the book capital account associated with common units is equal on a per unit basis to the price per share of our common stock. Economic parity is reached when the book capital account of the LTIP units has grown, through special allocations of unrealized or realized gain, to be equal to that of an equal number of common units. Events that allow such special allocations under the partnership agreement and applicable federal tax regulations include: (1) our issuance of common stock, (2) the issuance by our operating partnership of common or other partnership units, (3) our repurchases of significant amounts of common stock for cash, and (4) the redemption by our operating partnership of common units for cash, in each case so long as the price of our common stock at the time is higher than the price on the date on which the LTIP units were initially issued. If such parity is achieved, LTIP units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into common units, which in turn are redeemable by the holder for cash or, at our election, shares of our common stock on a one-for-one basis. However, there are circumstances under which LTIP units will not achieve parity with common units, and until such parity is reached, the value that a participant in the program could realize for a given number of LTIP units will be less than the value of an equal number of shares of our common stock and may be zero. Ordinarily, we anticipate that each LTIP unit awarded will be equivalent to an award of one share of common stock reserved under our 2006 Plan, thereby reducing the number of shares of common stock available for subsequent awards of stock options, shares of restricted stock, phantom shares, dividend equivalent rights and other equity-based awards on a one-for-one basis. However, the compensation committee has the authority to determine the number of shares of common stock underlying an award of LTIP units in light of all applicable circumstances, including performance-based vesting conditions, operating partnership “capital account allocations,” to the extent set forth in the limited partnership agreement for our operating partnership, the Internal Revenue Code or applicable regulations, value accretion factors or conversion ratios.

LTIP units are designed to offer executives the same long-term incentive as shares of restricted stock, while allowing them to enjoy the more favorable U.S. federal income tax treatment available for “profits interests.” More specifically, one key disadvantage of restricted stock is that executives are generally taxed on the full market value of a grant at the time of vesting, even if they choose to hold the stock. As a result, executives often need to sell a portion of their vested shares upon vesting to pay taxes on their restricted stock awards from prior years, which may limit an executive’s ability to increase his or her equity ownership over the long term. Conversely, an executive would generally be taxed only when he or she chooses to liquidate his or her LTIP units. Therefore, an executive who wishes to hold his or her equity awards for the long term can do so in a more tax-efficient manner with LTIP units. In light of the trade-offs between increased tax efficiency and incremental economic risk involved in LTIP units as compared to restricted stock, it is generally our policy to allow eligible executives a choice between restricted stock and LTIP units on a one-for-one basis for their equity-based incentive compensation awards. We believe that the use of LTIP units (1) enhances our equity-based compensation package overall, (2) advances the goal of promoting long-term equity ownership by executives, (3) has no adverse impact on dilution as compared to restricted stock, and (4) further aligns the interests of our executives with the interests of our stockholders. We also believe that these benefits outweigh the loss of the U.S. federal income tax business-expense deduction from the issuance of LTIP units, as compared to restricted stock.

Stock Ownership Guidelines

In order to complement our long-term equity incentive compensation program and further align the interests of our executives with those of our stockholders, our board of directors adopted stock ownership guidelines that apply to our executives. See “Executive and Director Compensation—Director and Officer Stock Ownership Guidelines” below for a summary of these guidelines.

Equity Award Grant Policy

Since 2007, we have maintained an equity award grant policy in order to formalize our approach regarding the timing and pricing of equity awards made to the executives and all other employees. Under our current equity award grant policy, generally, equity awards will only be made to existing employees on an annual basis or in connection with a promotion or other extraordinary event. The amount of annual awards will be determined at a pre-scheduled meeting of the compensation committee that is expected to be held in January or February of each year. Shares of restricted stock, LTIP units or other full-value awards granted as part of the annual awards will be denominated in dollars and will be priced based on the closing price of our common stock on the date of the meeting at which they were approved. Stock options granted as part of the annual awards will either be denominated in shares or dollars, will have an exercise price per share equal to the closing price of our common stock on the date of the meeting at which they were approved and, if denominated in dollars, will be for the number of shares determined using the formula approved by the compensation committee at the time of the grants. Promotional or extraordinary grants will be granted and priced on the later of the date on which the promotion or other extraordinary event occurs or the date on which the grant is approved.

Tax Treatment

We generally take into account the tax treatment of the compensation of our executives, including the expected tax treatment to our executives and whether we will be able to deduct the amount of any compensation paid as a result of limitations under Section 162(m) of the Internal Revenue Code or otherwise. To the extent consistent with our other compensation objectives, we attempt to preserve the deductibility of the compensation that we pay to our executives. However, in order to appropriately compensate our executives and maintain the flexibility we desire in our bonus programs, we are prepared to exceed the $1 million limit under Section 162(m) for compensation to our executives. Additionally, we use LTIP units or offer to executives the choice of LTIP units (as described above under “—Our Executive Compensation Programs—Long-Term Equity Incentive Compensation—LTIP Units”) which may be more advantageous to executives from a tax perspective than other types of full-value awards, such as shares of restricted stock, but result in the loss of a tax deduction for us.

Employment Agreements

We have employment agreements with Messrs. Hawkins, Murphy, Phelan and Ruen and a change-in-control agreement with Ms. Corral. We entered into employment agreements with Messrs. Hawkins and Ruen in October 2009, which superseded their previous employment agreements with us. In October 2011, we entered into an amendment to Mr. Ruen’s employment agreement to extend the term through October 2012. On March 31, 2010, we entered into an employment agreement with Mr. Phelan in connection with his hiring. In September 2011, we entered into an employment agreement with Mr. Murphy and a change-in-control agreement with Ms. Corral in connection with their promotions to their current positions. For Messrs. Hawkins, Murphy and Ruen, the employment agreements, among other things, provide for severance payments generally equal to a multiple of salary and bonus plus acceleration of all time-based vesting on equity awards and continuation of coverage under our group health plan for a period of time in the event of a termination of employment by us without cause or by an executive for good reason. In return, each of these executives has agreed to non-compete, non-solicitation, non-interference and confidentiality provisions. With respect to Mr. Phelan, in the event of a termination of employment by us without cause or by an executive for good reason, the employment agreement, among other things, permits Mr. Phelan to offer to enter into a one-year consulting agreement with us on pre-negotiated terms, including non-compete, non-solicitation and confidentiality provisions that apply during the term. We then have the option to either enter into the agreement and, among other things, pay the pre-negotiated compensation to Mr. Phelan during the term or refuse Mr. Phelan’s offer and provide him with severance payments generally equal to a multiple of salary and bonus plus acceleration of all time-based vesting on equity awards and continuation of coverage under our group health plan for a period of time. For Mr. Phelan, in the event that the termination occurs within 12 months after a change-in-control, we have agreed to provide him with severance payments regardless of whether he has offered to enter into the consulting agreement. For Ms. Corral, the change-in-control agreement provides for severance payments generally equal to a multiple of salary and bonus plus acceleration of all time-based vesting on equity awards and continuation of coverage under our group health plan for a period of time in the event of a termination of employment by us without cause or by Ms. Corral for good reason following a change-in-control. Each of these agreements also provides for acceleration of all time-based vesting on equity awards upon the occurrence of a change-in-control regardless of whether the executive’s employment is terminated. For each of our executives with whom we have entered into an employment agreement, we believe that because the severance level and/or terms of any continuing consulting agreement are negotiated up front, it makes it easier for us to terminate these executives without the need for protracted negotiations over severance. We also believe that providing pre-negotiated severance benefits for all of our continuing executives in the event they are terminated without cause or terminate their employment for good reason following a change-in-control helps to further align the interests of our executives and our stockholders in the event of a potentially attractive proposed change-in-control transaction following which one or more of our executives may be expected to be terminated. See “Executive and Director Compensation—Potential Payments Upon Termination or Change-in-Control” for a summary of the employment agreements.

Resignation and Release Agreement with Mr. Mechem

On July 26, 2011, Daryl H. Mechem resigned as our Managing Director, West Region to pursue other opportunities. In connection with his resignation, Mr. Mechem entered into a resignation and release agreement with us. Under this agreement, we agreed to fully accelerate the vesting of 136,299 LTIP units and stock options to purchase up to 96,662 shares of common stock that were previously granted to Mr. Mechem and had not yet vested. All other equity awards made by us to Mr. Mechem that were unvested immediately prior to his resignation were forfeited. We also agreed to provide Mr. Mechem with continuing healthcare coverage from the date of his resignation through July 2012. Mr. Mechem provided us with a general release of claims and acknowledged that he would continue to be subject to the restrictive covenants under his existing employment agreement, with the exception of the non-competition provision, which we agreed would only apply for 90 days following the effectiveness of the release. See “Executive and Director Compensation—Potential Payments Upon Termination or Change-in-Control” for further details regarding the benefits received by Mr. Mechem in connection with his resignation.

Broad-Based Benefits

All full-time employees, including our executives, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance, and our 401(k) plan.

Executive Compensation Process

Information regarding our processes and procedures for considering and determining the compensation of our executives, including the role of any executive officers, is described below under “Executive and Director Compensation—Executive and Director Compensation Process.”

Summary of Executive Compensation

The following table sets forth certain information with respect to compensation paid for 2011, 2010 and 2009 to each of our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Philip L. Hawkins	2011	$600,000	$—	$754,334		$195,758		$740,000	$—	$2,290,092
President and Chief Executive Officer	2010	600,000	510,000	1,119,765		204,275		—	—	2,434,040
	2009	600,000	480,000	566,569		159,105		—	—	1,805,674

Matthew T. Murphy	2011	228,958	—	388,458		25,969		313,000	—	956,385
Chief Financial Officer and Treasurer

Jeffrey F. Phelan	2011	260,000	—	269,403		69,914		245,000	—	844,317
National President of Development and Managing Director, West Region	2010	195,000	155,000	1,156,081		—		—	—	1,506,081

Michael J. Ruen Managing Director, East Region	2011	260,000	—	277,103		71,911		245,000	—	854,014
	2010	260,000	155,000	524,011		79,933		—	—	1,018,944
	2009	260,000	160,000	220,000		58,339		—	—	698,339

Teresa L. Corral	2011	209,375	—	332,690		23,971		174,000	—	740,036
Executive Vice President of Investments and Portfolio Management

Stuart B. Brown	2011	208,125	—	223,223		57,929		—	—	489,277
Former Chief Financial Officer	2010	265,000	205,000	436,181		57,729		—	—	963,910
	2009	265,000	180,000	196,410		55,156		—	—	696,566

Daryl H. Mechem Former Managing Director, West Region	2011	148,417	—	999,169	(3)	155,803	(3)	—	—	1,303,389
	2010	260,000	165,000	524,011		79,933		—	—	1,028,944
	2009	260,000	160,000	264,397		74,249		—	—	758,646

(1)	Except as otherwise noted, amounts for 2009, 2010 and 2011 are based on the aggregate grant date fair value of stock awards and option awards granted in the fiscal years ended December 31, 2009, 2010 and 2011 respectively, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC Topic 718, disregarding the estimate of forfeitures. The assumptions we used for calculating the grant date fair values are set forth in note 11 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2011.
(2)	For 2011, the amounts set forth in the “Non-Equity Incentive Plan Compensation” column set forth the amounts earned by each of the named executive officers pursuant to our 2011 annual cash incentive bonus program. See “—Compensation Discussion and Analysis—Annual Cash Incentive Bonuses” for a detailed description of our 2011 annual cash incentive bonus program.
(3)

In connection with Mr. Mechem’s resignation, we entered into a resignation and release agreement with Mr. Mechem pursuant to which we agreed to accelerate the vesting of 136,299 LTIP units and stock options to purchase up to 96,662 shares of common stock that were previously granted to Mr. Mechem and had not yet vested. The amounts set forth in the “Stock Awards” and “Option Awards” columns include $695,125 and $76,901, respectively, which represent the full fair value of the LTIP units and stock options, respectively, with respect to which the vesting was accelerated, computed as of the date we entered into the resignation and release agreement, pursuant to ASC Topic 718.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2011 to our named executive officers.

2011 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Approval Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		All Other Stock Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)
Philip L. Hawkins	02/03/11	02/03/11		N/A	$600,000	$1,200,000	—		—			—
	02/03/11	02/03/11		—	—	—	—		118,072		$5.55	$195,758
	02/03/11	02/03/11	(3)	—	—	—	141,261		—			754,334

Matthew T. Murphy	02/03/11	02/03/11		N/A	110,000	220,000	—		—			—
	02/03/11	02/03/11		—	—	—	—		15,663		5.55	25,969
	02/03/11	02/03/11	(3)	—	—	—	18,739		—			100,066
	09/16/11	09/16/11		N/A	140,000	280,000	—		—			—
	09/30/11	09/16/11	(4)	—	—	—	61,100		—			288,392

Jeffrey F. Phelan	02/03/11	02/03/11		N/A	200,000	400,000	—		—			—
	02/03/11	02/03/11		—	—	—	—		42,169		5.55	69,914
	02/03/11	02/03/11	(3)	—	—	—	50,450		—			269,403

Michael J. Ruen	02/03/11	02/03/11		N/A	200,000	400,000	—		—			—
	02/03/11	02/03/11		—	—	—	—		43,373		5.55	71,911
	02/03/11	02/03/11	(3)	—	—	—	51,892		—			277,103

Teresa L. Corral	02/03/11	02/03/11		N/A	115,000	230,000	—		—			—
	02/03/11	02/03/11		—	—	—	—		14,458		5.55	23,971
	02/03/11	02/03/11	(3)	—	—	—	17,297		—			92,366
	09/16/11	09/16/11		N/A	35,000	70,000	—		—			—
	09/30/11	09/16/11	(4)				50,916		—			240,324

Stuart B. Brown	02/03/11	02/03/11		N/A	250,000	500,000	—		—			—
	02/03/11	02/03/11		—	—	—	—		34,940		5.55	57,929
	02/03/11	02/03/11	(3)	—	—	—	41,802		—			223,223

Daryl H. Mechem	02/03/11	02/03/11		N/A	200,000	400,000	—		—			—
	02/03/11	02/03/11		—	—	—	—		47,590		5.55	78,902
	02/03/11	02/03/11	(3)	—	—	—	56,937		—			304,044
	08/02/11	07/26/11	(5)	—	—	—	136,299	(5)	96,662	(5)		772,026	(5)

(1)

Represents the payouts to our named executive officers that were possible pursuant to the portion of our 2011 annual cash incentive bonus program that was based on the achievement of performance goals relating to FFO, net operating income and acquisition volume for 2011, which represented 70—80% of the total possible payouts to our named executive officers under the program. For Mr. Murphy and Ms. Corral, two separate grants are shown, which reflect their initial target bonuses established in February 2011 and their increased target bonuses established in September 2011 in connection with their promotions. For each of the goals, five different levels of performance were established pursuant to which executives could earn from 0-200% of the target amount of the portion of the annual cash incentive bonus attributable to that objective.

Accordingly, the “Threshold ($)” subcolumn is not applicable. The remaining 20—30% of the total possible payouts to our named executive officers under our 2011 annual cash incentive bonus program was determined based on the achievement of goals based on the compensation committee’s evaluation of performance against such objectives established for the given executive. The actual amounts paid pursuant to the 2011 annual cash incentive bonus program are set forth in the Summary Compensation Table above in the “Non-Equity Incentive Plan Compensation” column. See “—Compensation Discussion and Analysis—Annual Cash Incentive Bonuses” for a detailed description of our annual cash incentive bonus program.
(2)	All awards were grants of LTIP units and were made under the 2006 Plan.
(3)	The total number of LTIP units granted were based on the dollar value of the awards approved on February 3, 2011, and the closing price of our common stock on the New York Stock Exchange on February 3, 2011.
(4)	In order to enable Mr. Murphy and Ms. Corral to elect to receive some or all of their awards in the form of LTIP units, the grant date for the awards occurred after the approval of the awards. The total number of LTIP units granted were based on the dollar value of the awards and the closing price of our common stock on the New York Stock Exchange on September 19, 2011.
(5)	In connection with Mr. Mechem’s resignation, we entered into a resignation and release agreement with Mr. Mechem pursuant to which we agreed to accelerate the vesting of 136,299 LTIP units and the following stock options that were previously granted to Mr. Mechem and had not yet vested:

•	stock option for 7,853 shares of common stock with an exercise price of $11.46 per share;

•	stock option for 27,344 shares of common stock with an exercise price of $8.64 per share;

•	stock option for 35,000 shares of common stock with an exercise price of $3.41 per share;

•	stock option for 14,568 shares of common stock with an exercise price of $4.56 per share; and

•	stock option for 11,897 shares of common stock with an exercise price of $5.55 per share;

The grant date fair value reported in the table represents the full fair value of the LTIP units and stock options, respectively, with respect to which the vesting was accelerated, computed as of the date we entered into the resignation and release agreement, pursuant to ASC Topic 718. The compensation committee approved the terms of the resignation and release agreement prior to the date it was entered into conditioned upon its execution and, as a result, the approval date reflects the execution date of the resignation and release agreement.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the 2011 Grants of Plan-Based Awards Table was paid or awarded, are described above under “—Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.

In 2011, we granted equity awards to our named executive officers under the 2006 Plan, as described in the 2011 Grants of Plan-Based Awards table. Each stock option granted has a term of ten-years from its grant date. Generally, to the extent vested, each stock option is exercisable during the term of the option while the grantee maintains a service relationship with us and for a period of three months thereafter, unless such termination is upon death or disability, in which case the grantee or his or her heir(s) may continue to exercise the stock option for a period of one year thereafter. Except for the equity award granted to Ms. Corral and Mr. Murphy in September 2011, each of the equity awards granted in 2011 vests over four years with 25% vesting on January 1, 2012 and 25% on each January 1st thereafter based on continued employment; provided that vesting of each is also subject to acceleration in connection with a change-in-control as described below under “—Potential Payments Upon Termination or Change-in-Control.” Generally, we pay distributions and dividends to holders of all LTIP units and shares of restricted stock, whether vested or not, at the same rate per share as the dividends per share paid to our common stockholders. The terms of the LTIP units are described above under “—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation—LTIP Units.”

The terms of employment agreements and change-in-control agreements that we have entered into with our continuing executives are described below under “—Potential Payments Upon Termination or Change-in-Control.”

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2011, with respect to our named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2011

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Awards That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Awards That Have Not Vested ($)(2)
Philip L. Hawkins	200,698	—		$11.46	01/11/2017
	269,531	89,844	(3)	8.64	02/11/2018
	150,000	150,000	(4)	3.41	02/10/2019
	37,230	111,691	(5)	4.56	02/11/2020
	—	118,072	(6)	5.55	02/03/2021
						26,621	(7)	$136,300
						87,977	(8)	450,442
						136,185	(9)	697,267
						141,261	(10)	723,256
									—	$—

Matthew T. Murphy	8,726	—		11.46	01/11/2017
	23,437	7,813	(3)	8.64	02/11/2018
	16,000	16,000	(4)	3.41	02/10/2019
	4,029	12,086	(5)	4.56	02/11/2020
	—	15,663	(6)	5.55	02/03/2021
						2,315	(7)	11,853
						9,384	(8)	48,046
						14,737	(9)	75,453
						18,739	(10)	95,944
						61,100	(11)	312,832
									—	—

Jeffrey F. Phelan	—	42,169	(6)	5.55	02/03/2021
						191,204	(12)	978,964
						50,450	(10)	258,304
									—	—

Michael J. Ruen	47,993	—		11.46	01/11/2017
	105,468	35,157	(3)	8.64	02/11/2018
	55,000	55,000	(4)	3.41	02/10/2019
	14,568	43,705	(5)	4.56	02/11/2020
	—	43,373	(6)	5.55	02/03/2021
						10,417	(7)	53,335
						32,258	(8)	165,161
						53,290	(9)	272,845
						51,892	(10)	265,687
									—	—

Teresa L. Corral	10,471	2,618	(13)	11.46	01/11/2017
	23,437	7,813	(3)	8.64	02/11/2018
	15,000	15,000	(4)	3.41	02/10/2019
	3,453	10,360	(5)	4.56	02/11/2020
	—	14,458	(6)	5.55	02/03/2021
						1,048	(14)	5,366
						2,315	(7)	11,853
						8,798	(8)	45,046
						12,632	(9)	64,676
						17,297	(10)	88,561
						50,916	(15)	260,690
									—	—

Stuart B. Brown(16)	—	—		—	—	—		—	—	—

Daryl H. Mechem(17)	—	—		—	—	—		—	—	—

(1)	Based on a price of $5.12 per share/unit, which was the closing price on the New York Stock Exchange of one share of our common stock on December 30, 2011. Assumes that the value of LTIP units on a per unit basis is equal to the per share value of our common stock.
(2)	The number and market or payout value of equity incentive plan awards is based on the amount that the executives would have earned under our Outperformance Program, including their unallocated percentage, if our performance for the three-year performance period under the program continued at the same annualized rate as we experienced from January 1, 2010, the first day of the performance period, through December 31, 2011. The terms of our Outperformance Program, including the vesting terms, are described above under “—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation—Multi-Year Outperformance Program.”
(3)	Represents the unvested portion of stock options to purchase the following number of shares of common stock, which were granted on February 11, 2008 under the 2006 Plan: Mr. Hawkins—359,375 shares; Mr. Murphy—31,250 shares; Mr. Ruen—140,625 shares; and Ms. Corral—31,250 shares. The total number of shares originally subject to the stock options were subject to vesting over four years with 25% vesting on January 1, 2009, and 25% on January 1 of each of the following three years based on continued employment.
(4)	Represents the unvested portion of stock options to purchase the following number of shares of common stock, which were granted on February 10, 2009 under the 2006 Plan: Mr. Hawkins—300,000 shares; Mr. Murphy—32,000 shares; and Mr. Ruen—110,000 shares; and Ms. Corral—30,000 shares. The total number of shares originally subject to the stock options were subject to vesting over four years with 25% vesting on January 1, 2010, and 25% on January 1 of each of the following three years based on continued employment.
(5)	Represents the unvested portion of stock options to purchase the following number of shares of common stock, which were granted on February 11, 2010 under the 2006 Plan: Mr. Hawkins—148,921 shares; Mr. Murphy—16,115 shares; and Mr. Ruen—58,273 shares; and Ms. Corral—13,813 shares. The total number of shares originally subject to the stock options were subject to vesting over four years with 25% vesting on January 1, 2011, and 25% on January 1 of each of the following three years based on continued employment.
(6)	Represents the unvested portion of stock options to purchase the following number of shares of common stock, which were granted on February 3, 2011 under the 2006 Plan: Mr. Hawkins—118,072 shares; Mr. Murphy—15,663 shares; Mr. Phelan—42,169 shares; Mr. Ruen—43,373 shares; and Ms. Corral—14,458 shares. The total number of shares originally subject to the stock options were subject to vesting over four years with 25% vesting on January 1, 2012, and 25% on January 1 of each of the following three years based on continued employment.
(7)	Represents the unvested portion of the following equity awards that were granted on February 22, 2008, under the 2006 Plan: Mr. Hawkins—106,481 LTIP units; Mr. Murphy—9,259 LTIP units; Mr. Ruen—41,667 LTIP units; and Ms. Corral—9,259 LTIP units. The total number of LTIP units or shares of restricted stock originally granted were subject to vesting over four years with 25% vesting on January 1, 2009, and 25% on January 1 of each of the following three years based on continued employment.
(8)	Represents the unvested portion of the following equity awards that were granted on February 25, 2009, under the 2006 Plan: Mr. Hawkins—175,953 LTIP units; Mr. Murphy—18,768 LTIP units; Mr. Ruen—64,516 shares of restricted stock; and Ms. Corral—17,595 LTIP units. The total number of LTIP units or shares of restricted stock originally granted were subject to vesting over four years with 25% vesting on January 1, 2010, and 25% on January 1 of each of the following three years based on continued employment.
(9)	Represents the unvested portion of the following equity awards that were granted on February 25, 2010 under the 2006 Plan: Mr. Hawkins—181,579 LTIP units; Mr. Murphy—19,649 LTIP units; Mr. Ruen—71,053 LTIP units; and Ms. Corral—16,842 LTIP units. The total number of LTIP units originally granted were subject to vesting over four years with 25% vesting on January 1, 2011, and 25% on January 1 of each of the following three years based on continued employment.

(10)	Represents the unvested portion of the following equity awards that were granted on February 3, 2011 under the 2006 Plan: Mr. Hawkins—141,261 LTIP units; Mr. Murphy—18,739 LTIP units; Mr. Phelan—50,450 LTIP units; Mr. Ruen—51,892 LTIP units; and Ms. Corral—17,297 LTIP units. The total number of LTIP units originally granted were subject to vesting over four years with 25% vesting on January 1, 2012, and 25% on January 1 of each of the following three years based on continued employment.
(11)	Represents 61,100 LTIP units granted on September 30, 2011 that vest 25% on September 18, 2014, 25% on September 18, 2015, and 50% on September 18, 2016 based on continued employment.
(12)	Represents 191,204 LTIP units granted on March 31, 2010 that vest 25% on March 30, 2013, 25% on March 30, 2014, and 50% on March 30, 2015 based on continued employment.
(13)

Represents the unvested portion of stock options to purchase 13,089 shares of common stock, which were granted on January 11, 2007 under the 2006 Plan, subject to vesting over five years with 20% vesting on January 11th of each of the following five years based on continued employment.

(14)	Represents 5,236 shares of restricted stock granted on January 11, 2007 that vest 20% on January 11th of each of the following five years based on continued employment.
(15)	Represents 50,916 LTIP units granted on September 30, 2011 that vest 25% on September 18, 2014, 25% on September 18, 2015, and 50% on September 18, 2016 based on continued employment.
(16)	Mr. Brown’s unvested equity awards were forfeited upon his resignation. All of Mr. Brown’s vested and unexercised options terminated pursuant to their terms three months after the termination of his employment with the Company.
(17)	Mr. Mechem’s unvested equity awards were forfeited upon his resignation. All of Mr. Mechem’s vested and unexercised options terminated pursuant to their terms three months after the termination of his employment with the Company.

Option Exercises and Stock Vested

The following table sets forth the aggregate number of options to purchase shares of our common stock exercised by our named executive officers in 2011 and the aggregate number of shares of common stock and LTIP units that vested in 2011. The value realized on exercise is the product of (1) the closing price on the New York Stock Exchange of a share of common stock on the date of exercise minus the exercise price, multiplied by (2) the number of shares of common stock underlying exercised options. The value realized on vesting is the product of (1) the closing price on the New York Stock Exchange of a share of common stock on the vesting date (or, if there were no reported sales on such date, the most recent previous date on which there were reported sales), multiplied by (2) the number of shares/LTIP units vesting.

2011 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Philip L. Hawkins	—	$—	357,455	$1,897,166
Matthew T. Murphy	—	—	12,617	66,270
Jeffrey F. Phelan	—	—	—	—
Michael J. Ruen	—	—	48,147	251,668
Teresa L. Corral	—	—	11,971	63,514
Stuart B. Brown(1)	62,521	76,080	35,601	189,041
Daryl H. Mechem(1)	134,136	179,770	182,692	941,472

(1)	Mr. Brown and Mr. Mechem exercised their options to purchase the noted shares following their resignations.

Potential Payments Upon Termination or Change-in-Control

The following is a description of the material terms of our employment agreements with our named executive officers.

Philip L. Hawkins

On October 9, 2009, we entered into an employment agreement with Mr. Hawkins under which he serves as our Chief Executive Officer and a director. Mr. Hawkins’ employment agreement has a three year term and provides for an annual salary of at least $600,000, annual cash bonuses with a target cash bonus of at least 100% of Mr. Hawkins’ annual salary for the applicable fiscal year and annual equity awards with a target value of at least $1,150,000; provided that the amount of the actual cash bonuses paid and the value of the actual equity awards granted will be made by us, in our sole discretion, based on such factors relating to the performance of Mr. Hawkins or DCT Industrial Trust as we deem relevant and, in each case, may be more or less than the target amount. Generally, if Mr. Hawkins is terminated for any reason, under the employment agreement he will be subject to the following continuing obligations after termination: (1) noncompetition with us for one year (unless employment is terminated (i) upon or after termination of the term of employment or (ii) by us without cause or Mr. Hawkins for good reason in connection with or within 18 months after a change-in-control, in which case the noncompetition provision will not extend beyond termination of employment); (2) nonsolicitation and non-hiring of our employees for one year; (3) non-interference with our business for one year; (4) nondisparagement of us for one year; and (5) cooperation with us in connection with future claims or investigations. The employment agreement also provides for the following payments and benefits to Mr. Hawkins in connection with the termination of his employment with us or if we experience a change-in-control:

•

Change-in-control without termination. Upon a change-in-control while Mr. Hawkins is employed by us that occurs during or after the expiration of the term of employment under the agreement, all of Mr. Hawkins’ outstanding unvested equity awards subject to time-based vesting conditions will fully vest upon a change-in-control; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms.

•

Termination without cause or for good reason. If Mr. Hawkins’ employment is terminated by us without cause or by Mr. Hawkins for good reason during the term of employment or within 18 months after a change-in-control that occurs during the term of employment or thereafter, Mr. Hawkins will receive (1) annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment, (2) a lump sum payment equal to the sum of (i) two times annual salary plus (ii) two times the greater of the target cash bonus for the year of termination or the average of actual cash bonuses for the two years preceding the year of termination and (3) a pro-rata cash bonus for the year in which Mr. Hawkins’ employment was terminated based on the target annual cash bonus. Mr. Hawkins will also continue to receive his medical and welfare benefits for two years, and all of his outstanding unvested equity awards subject to time-based vesting conditions will fully vest; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms. Mr. Hawkins’ receipt of these payments and benefits (other than the annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment) in connection with a termination without cause or for good reason is subject to his execution of a general release of claims with us.

•

Termination upon death or disability. If Mr. Hawkins’ employment is terminated by us upon Mr. Hawkins’ death or disability, Mr. Hawkins will receive (1) annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment and (2) a pro-rata cash bonus for the year in which Mr. Hawkins’ employment was terminated based on the target annual cash bonus. In addition, all of Mr. Hawkins’ outstanding unvested equity awards subject to time-based vesting conditions will fully vest; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms. Mr. Hawkins’ receipt of these payments and benefits (other than the annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment) in connection with a termination upon disability is subject to his execution of a general release of claims with us.

Additionally, under the employment agreement, in the event that any payment or benefit constitutes an excess “parachute payment” under Section 280G of the Internal Revenue Code subject to an excise tax, Mr. Hawkins is entitled to receive a tax gross-up payment in an amount sufficient to put him in the same after-tax position (assuming the highest possible applicable tax rates applied) that he would have been in if such payment or benefit did not constitute an excess parachute payment.

Matthew T. Murphy

On September 19, 2011, we entered into an employment agreement with Mr. Murphy under which he serves as our Chief Financial Officer and Treasurer. Mr. Murphy’s agreement has a three year term and provides for an annual salary of at least $275,000, annual cash bonuses with a target cash bonus of $250,000, annual equity awards with a target value of at least $250,000; provided that the amount of the actual cash bonuses paid and the value of the actual annual equity awards granted will be made by us, in our sole discretion, based on such factors relating to the performance of Mr. Murphy or DCT Industrial Trust as we deem relevant and, in each case, may be more or less than the target amount. Generally, if Mr. Murphy is terminated for any reason, under the employment agreement he will be subject to the following continuing obligations after termination: (1) noncompetition with us for one year; (2) nonsolicitation and non-hiring of our employees for one year; (3) non-interference with our business for one year; (4) nondisparagement of us for one year; and (5) cooperation with us in connection with future claims or investigations. The employment agreement also provides for the following payments and benefits to Mr. Murphy in connection with the termination of his employment with us or if we experience a change-in-control:

•

Change-in-control without termination. Upon a change-in-control while Mr. Murphy is employed by us that occurs during or after the expiration of the term of employment under the agreement, all of Mr. Murphy’s outstanding unvested equity awards subject to time-based vesting conditions will fully vest; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms.

•

Termination without cause or for good reason. If Mr. Murphy’s employment is terminated by us without cause or by Mr. Murphy for good reason during the term of employment or within 12 months of a change-in-control that occurs during the term of employment or thereafter, Mr. Murphy will receive (1) annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment, (2) a lump sum payment equal to the sum of (i) one times (or, in the event of a termination within 12 months after a change-in-control, two times) annual salary plus (ii) one times (or, in the event of a termination within 12 months after a change-in-control, two times) the greater of the target cash bonus for the year of termination or the average of actual cash bonuses for the two years preceding the year of termination and (3) a pro-rata cash bonus for the year in which Mr. Murphy’s employment was terminated based on the target annual cash bonus. Mr. Murphy will also continue to receive his medical and welfare benefits for two years, and all of his outstanding unvested equity awards subject to time-based vesting conditions will fully vest; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms. Mr. Murphy’s receipt of these payments and benefits (other than the annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment) in connection with a termination without cause or for good reason is subject to his execution of a general release of claims with us.

•

Termination upon death or disability. If Mr. Murphy’s employment is terminated by us upon Mr. Murphy’s death or disability, Mr. Murphy will receive (1) annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment and (2) a pro-rata cash bonus for the year in which Mr. Murphy’s employment was terminated based on the target annual cash bonus. In addition, all of Mr. Murphy’s outstanding unvested equity awards subject to time-based vesting conditions will fully vest; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms. Mr. Murphy’s receipt of these payments and benefits (other than the annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment) in connection with a termination upon disability is subject to his execution of a general release of claims with us.

Under the employment agreement, in the event that any payment or benefit constitutes an excess “parachute payment” under Section 280G of the Internal Revenue Code subject to an excise tax, Mr. Murphy is not entitled to receive a tax gross-up payment

Jeffrey F. Phelan

On March 31, 2010, we entered into an employment agreement with Mr. Phelan under which he serves as our National President of Development and Managing Director, West Region. Mr. Phelan’s agreement has a three year term and provides for an annual salary of at least $260,000, annual cash bonuses with a target cash bonus of at least $200,000 and annual equity awards with a target value of at least $450,000; provided that the amount of the actual cash bonuses paid and the value of the actual equity awards granted will be made by us, in our sole discretion, based on such factors relating to the performance of Mr. Phelan or DCT Industrial Trust as we deem relevant and, in each case, may be more or less than the target amount. Generally, if Mr. Phelan is terminated for any reason, under the employment agreement he will be subject to the following continuing obligations after termination: (1) nonsolicitation of our employees for one year; (2) nondisparagement of us for one year; and (3) cooperation with us in connection with future claims or investigations. The employment agreement also provides for the following payments and benefits to Mr. Phelan in connection with the termination of his employment with us or if we experience a change-in-control:

•

Change-in-control without termination. Upon a change-in-control while Mr. Phelan is employed by us that occurs during or after the expiration of the term of employment under the agreement, all of Mr. Phelan’s outstanding unvested equity awards subject to time-based vesting conditions will fully vest upon a change-in-control; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms.

•

Termination without cause or for good reason. If Mr. Phelan’s employment is terminated by us without cause or by Mr. Phelan for good reason during the term of employment or within 12 months after a change-in-control that occurs during the term of employment or thereafter (a “Qualified Termination”), Mr. Phelan will receive (1) annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment, and (2) a pro-rata cash bonus for the year in which Mr. Phelan’s employment was terminated based on the target annual cash bonus.

Additionally, upon a Qualified Termination, Mr. Phelan may offer to enter into a one-year consulting agreement with us on pre-negotiated terms (the “Consulting Agreement”). Under the Consulting Agreement, Mr. Phelan would agree to consult with us for up to 10 hours per month and would be subject to non-competition provisions during the term. In exchange, we would (1) pay Mr. Phelan an annual fee equal to 5% of his “full-time consulting rate,” which equals the sum of (i) his annual salary prior to the termination of his employment plus (ii) the greater of his target cash bonus for the year of the termination of his employment or the average of actual cash bonuses for the two years preceding the year of the termination of his employment, (2) provide Mr. Phelan with continued medical and welfare benefits for 18 months and (3) permit Mr. Phelan to continue vesting in his equity awards subject to time-based vesting. In addition, if Mr. Phelan fully performed under the Consulting Agreement, then at the end of the term, he would be entitled to (1) a bonus equal to the sum of (i) his full-time consulting rate plus (ii) an amount equal to the cost to us of providing Mr. Phelan six months of coverage under the group health plans based on the rates paid by us immediately prior to the termination of his employment and (2) full acceleration of time-based vesting on all of his outstanding unvested equity awards.

If we reject Mr. Phelan’s offer to enter into the Consulting Agreement or, regardless of whether Mr. Phelan offered to enter into the Consulting Agreement, if the Qualified Termination occurred within 12 months after a change-in-control, then Mr. Phelan will also receive (1) a lump sum payment equal to the sum of (i) one times (or, in the event of a termination within 12 months after a change-in-control, two times) annual salary plus (ii) one times (or, in the event of a termination within 12 months after a change-in-control, two times) the greater of the target cash bonus for the year of termination or the average of actual cash bonuses for the two years preceding the year of termination and (2) a cash payment equal to the cost to us of providing Mr. Phelan six months of coverage under the group health plans based on the rates paid by us immediately prior to the termination. Mr. Phelan will also continue to receive his medical and welfare benefits for 18 months, and all of his outstanding unvested equity awards subject to time-based vesting conditions will fully vest; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms. Mr. Phelan’s receipt of these payments and benefits (other than the annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment) in connection with a termination without cause or for good reason is subject to his execution of a general release of claims with us.

•

Termination upon death or disability. If Mr. Phelan’s employment is terminated by us upon Mr. Phelan’s death or disability, Mr. Phelan will receive (1) annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment and (2) a pro-rata cash bonus for the year in which Mr. Phelan’s employment was terminated based on the target annual cash bonus. In addition, all of Mr. Phelan’s outstanding unvested equity awards subject to time-based vesting conditions will fully vest; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms. Mr. Phelan’s receipt of these payments and benefits (other than the annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment) in connection with a termination upon disability is subject to his execution of a general release of claims with us.

Under the employment agreement, in the event that any payment or benefit constitutes an excess “parachute payment” under Section 280G of the Internal Revenue Code subject to an excise tax, Mr. Phelan is not entitled to receive a tax gross-up payment.

Michael J. Ruen

On October 9, 2009, we entered into an employment agreement with Mr. Ruen under which he serves as our Managing Director, East Region. The employment agreement with Mr. Ruen was amended in October, 2011 to extend its term through October 9, 2012. Mr. Ruen’s agreement provides for an annual salary of at least $260,000, annual cash bonuses with a target cash bonus of at least $200,000 and annual equity awards with a target value of at least $450,000; provided that the amount of the actual cash bonuses paid and the value of the actual equity awards granted will be made by us, in our sole discretion, based on such factors relating to the performance of Mr. Ruen or DCT Industrial Trust as we deem relevant and, in each case, may be more or less than the target amount. Generally, if Mr. Ruen is terminated for any reason, under the employment agreement he will be subject to the following continuing obligations after termination: (1) noncompetition with us for one year, or, if employment is terminated by us without cause or Mr. Ruen for good reason, six months, (unless employment is terminated (i) upon or after termination of the term of employment or (ii) by us without cause or Mr. Ruen for good reason in connection with or within 18 months after a change-in-control, in which case the noncompetition provision will not extend beyond termination of employment); (2) nonsolicitation and non-hiring of our employees for one year; (3) non-interference with our business for one year; (4) nondisparagement of us for one year; and (5) cooperation with us in connection with future claims or investigations. The employment agreement also provides for the following payments and benefits to Mr. Ruen in connection with the termination of his employment with us or if we experience a change-in-control:

•

Change-in-control without termination. Upon a change-in-control while Mr. Ruen is employed by us that occurs during or after the expiration of the term of employment under the agreement, all of Mr. Ruen’s outstanding unvested equity awards subject to time-based vesting conditions will fully vest upon a change-in-control; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms.

•

Termination without cause or for good reason. If Mr. Ruen’s employment is terminated by us without cause or by Mr. Ruen for good reason during the term of employment or within 12 months after a change-in-control that occurs during the term of employment or thereafter, Mr. Ruen will receive (1) annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment, (2) a lump sum payment equal to the sum of (i) one times (or, in the event of a termination within 12 months after a change-in-control, one and one half times) annual salary plus (ii) one times (or, in the event of a termination within 12 months after a change-in-control, one and one half times) the greater of the target cash bonus for the year of termination or the average of actual cash bonuses for the two years preceding the year of termination and (3) a pro-rata cash bonus for the year in which Mr. Ruen’s employment was terminated based on the target annual cash bonus. Mr. Ruen will also continue to receive his medical and welfare benefits for one year (or, in the event of a termination within 12 months after a change-in-control, one and one half years), and all of his outstanding unvested equity awards subject to time-based vesting conditions will fully vest; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms. Mr. Ruen’s receipt of these payments and benefits (other than the annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment) in connection with a termination without cause or for good reason is subject to his execution of a general release of claims with us.

•

Termination upon death or disability. If Mr. Ruen’s employment is terminated by us upon Mr. Ruen’s death or disability, Mr. Ruen will receive (1) annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment and (2) a pro-rata cash bonus for the year in which Mr. Ruen’s employment was terminated based on the target annual cash bonus. In addition, all of Mr. Ruen’s outstanding unvested equity awards subject to time-based vesting conditions will fully vest; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms. Mr. Ruen’s receipt of these payments and benefits (other than the annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment) in connection with a termination upon disability is subject to his execution of a general release of claims with us.

Under the employment agreement, in the event that any payment or benefit constitutes an excess “parachute payment” under Section 280G of the Internal Revenue Code subject to an excise tax, Mr. Ruen is not entitled to receive a tax gross-up payment.

Teresa L. Corral

On October 9, 2009, we entered into a change-in-control agreement with Ms. Corral. Ms. Corral’s change-in-control agreement provides that if her employment is terminated by us without cause or by Ms. Corral for good reason within 12 months after a change-in-control Ms. Corral will receive (1) annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment, (2) a lump sum payment equal to the sum of (i) 1.5 times annual salary plus (ii) 1.5 times the greater of the target cash bonus for the year of termination or the average of actual cash bonuses for the two years preceding the year of termination and (3) a pro-rata cash bonus for the year in which Ms. Corral’s employment was terminated based on the target annual cash bonus. Ms. Corral will also continue to receive her medical and welfare benefits for two years, and all of her outstanding unvested equity awards subject to time-based vesting conditions will fully vest; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms. Ms. Corral’s receipt of these payments and benefits (other than the annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment) in connection with a termination without cause or for good reason is subject to her execution of a general release of claims with us. Ms. Corral’s agreement also provides that upon a change-in-control that occurs during any time while she is employed by us, all of Ms. Corral’s outstanding unvested equity awards subject to time-based vesting conditions will fully vest upon a change-in-control; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms. Ms. Corral’s change-in-control agreement does not provide for a specific term of employment.

Additionally, pursuant to the terms of our stock option award agreements, all unexercisable stock options held by our continuing executives will automatically become exerciseable in the event of a change in control prior to a termination of service of the executive.

The terms cause, good reason and change-in-control are specifically defined in the agreements of Mr. Hawkins, Mr. Murphy, Mr. Phelan, Mr. Ruen and Ms. Corral.

The following tables set forth the amounts that would have been paid to our continuing named executive officers in the event of a termination by us without cause or by the executive for good reason other than in connection with a change-in-control; upon death or disability; upon a change-in-control without termination and upon a termination by us without cause or by the executive for good reason in connection with a change-in-control occurring, in each case, as of December 31, 2011:

Philip L. Hawkins

Payments Upon Termination	Without Cause/For Good Reason	Death/ Disability	Change-in-Control (No Termination)	Change-in-Control (Termination Without Cause/ For Good Reason)
Bonus	$600,000	$600,000	$—	$600,000
Cash Severance	2,400,000	—	—	2,400,000
Restricted Stock & LTIP Units Vesting(1)	2,007,265	2,007,265	2,007,265	2,007,265
Stock Option Vesting(2)	319,047	319,047	319,047	319,047
Outperformance Program(3)	—	—	—	—
Benefits Continuation(4)	23,612	—	—	23,612
Excise Tax Gross-Up(5)	—	—	—	1,057,357

Total	$5,349,924	$2,926,312	$2,326,312	$6,407,281

Matthew T. Murphy

Payments Upon Termination	Without Cause/For Good Reason	Death/ Disability	Change-in-Control (No Termination)	Change-in-Control (Termination Without Cause/ For Good Reason)
Bonus	$250,000	$250,000	$—	$250,000
Cash Severance	525,000	—	—	1,050,000
Restricted Stock & LTIP Units Vesting(1)	544,128	544,128	544,128	544,128
Stock Option Vesting(2)	34,128	34,128	34,128	34,128
Outperformance Program(3)	—	—	—	—
Benefits Continuation(4)	23,612	—	—	23,612

Total	$1,376,878	$828,256	$578,256	$1,901,868

Jeffrey F. Phelan

Payments Upon Termination	Without Cause/For Good Reason(6)	Death/ Disability	Change-in-Control (No Termination)	Change-in-Control (Termination Without Cause/ For Good Reason)
Bonus	$200,000	$200,000	$—	$200,000
Cash Severance	460,000	—	—	920,000
Restricted Stock & LTIP Units Vesting(1)	1,237,268	1,237,268	1,237,268	1,237,268
Stock Option Vesting(2)	—	—	—	—
Outperformance Program(3)	—	—	—	—
Benefits Continuation(4)	23,612	—	—	23,612

Total	$1,920,880	$1,437,268	$1,237,268	$2,380,880

Michael J. Ruen

Payments Upon Termination	Without Cause/For Good Reason	Death/ Disability	Change-in-Control (No Termination)	Change-in-Control (Termination Without Cause/ For Good Reason)
Bonus	$200,000	$200,000	$—	$200,000
Cash Severance	460,000	—	—	690,000
Restricted Stock & LTIP Units Vesting(1)	757,028	757,028	757,028	757,028
Stock Option Vesting(2)	118,525	118,525	118,525	118,525
Outperformance Program(3)	—	—	—	—
Benefits Continuation(4)	11,806	—	—	17,709

Total	$1,547,358	$1,075,553	$875,553	$1,783,261

Teresa L. Corral

Payments Upon Termination	Without Cause/For Good Reason	Death/ Disability	Change-in-Control (No Termination)	Change-in-Control (Termination Without Cause/ For Good Reason)
Bonus	$—	$—	$—	$150,000
Cash Severance	—	—	—	555,000
Restricted Stock & LTIP Units Vesting(1)	—	—	476,191	807,024
Stock Option Vesting(2)	—	—	31,451	31,451
Outperformance Program(3)	—	—	—	—
Benefits Continuation(4)	—	—	—	23,612

Total	$—	$—	$507,642	$1,567,087

(1)	For all executives except Ms. Corral, outstanding equity awards fully vest upon a change-in-control, the executive’s termination upon death or disability or termination by us without cause or by the executive for good reason (assuming, with respect to Mr. Phelan, that he offers to enter into the Consulting Agreement with us and we reject his offer). For Ms. Corral, outstanding equity awards fully vest upon a change-in-control. As of December 31, 2011, Messrs. Hawkins, Murphy, Phelan, Ruen and Ms. Corral held unvested restricted common stock and unvested LTIP units as follows: Mr. Hawkins—392,044 LTIP units; Mr. Murphy—106,275 LTIP units; Mr. Phelan—241,654 LTIP units; Mr. Ruen—115,599 LTIP units and 32,258 shares of restricted stock; and Ms. Corral 91,958 LTIP units and 1,048 shares of restricted stock. For purposes of the tables above, the value of the equity awards that vest are based on the value of unvested awards set forth in the “Outstanding Equity Awards at Fiscal Year-End 2011” table above.
(2)	All of the executives’ outstanding stock options fully vest upon a change-in-control, the executive’s termination upon death or disability or termination by us without cause or by the executive for good reason (assuming, with respect to Mr. Phelan, that he offers to enter into the Consulting Agreement with us and we reject his offer). Information regarding unvested stock options held by our named executive officers as of December 31, 2011 is contained in the “Outstanding Equity Awards at Fiscal Year-End 2011” table above.
(3)

Under the Outperformance Program, in the event of a change-in-control during the performance period, the performance period will be shortened to end on the date of the change-in-control and the executives’ awards will be based on performance through that date. In such a case, the aggregate award value will be the larger of (i) a pro rated amount of the aggregate award value earned based on the portion of the performance period that actually elapsed or (ii) the aggregate award value that would have been earned if our annual percentage return to stockholders was calculated based on the aggregate total return actually achieved during such performance period, but assumed that such return had been generated over the full three-year performance period. Any shares of common stock earned upon a change-in-control will be fully vested upon issuance. If an executive’s employment is terminated before the end of a performance period as a result of death or disability, or is terminated by us without cause or by an executive for good reason, the executive’s award will be calculated in the same manner as if a change-in-control occurred on the date of termination, except that the executive’s unallocated participation percentage will be forfeited. Any shares of common stock that are earned will be fully vested upon such date of termination.
(4)	Benefits continuation amounts are based on the actual expense for financial reporting purposes for the year ended December 31, 2011 for covering an employee under each of our group health plans for the entire year, assuming that the employee elected family coverage under each of these plans, less the minimum contribution required by employees participating in these plans. Mr. Phelan’s amount includes a lump sum payment equal to the cost to us of providing Mr. Phelan six months of coverage under the group health plans.
(5)	Assumes a combined tax rate of 39.46% for federal and state income tax and Medicare tax.
(6)	Assumes Mr. Phelan offers to enter into the Consulting Agreement with us and we reject his offer.

The amounts described above do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment. These include:

•	Accrued salary and vacation pay;

•	Distribution of plan balances under our 401(k) plan;

•	Life insurance proceeds in the event of death; and

•	Disability insurance payouts in the event of disability.

On September 9, 2011, Stuart B. Brown resigned as Chief Financial Officer and he did not receive any compensation in connection with his resignation. In connection with Daryl H. Mechem’s resignation on July 26, 2011, Mr. Mechem entered into a resignation and release agreement with us. Under Mr. Mechem’s resignation and release agreement, we agreed to fully accelerate the vesting, effective as of August 2, 2011, of 136,299 LTIP units and stock options to purchase up to 96,662 shares of common stock that were previously granted to Mr. Mechem and had not yet vested. The value of the vested LTIP units was $695,125, based on the closing price of our common stock on the New York Stock Exchange on August 2, 2011 and the value of the vested stock options was $67,017, based on the value of exercisable options at the closing price of our common stock on the New York Stock Exchange on August 2, 2011 less the value of such options based on their exercise price. The Company also agreed to provide Mr. Mechem with continuing healthcare coverage from the date of his resignation through July 2012 with a value of $9,308.

Director Compensation

Directors who are employees of our company or our subsidiaries do not receive compensation for their service as directors.

We provide the following compensation for non-employee directors, which was revised as of July 1, 2011 as noted below:

•	an annual retainer of $40,000 for services as a director (increased from $30,000 as of July 1, 2011);

•

an additional annual retainer of $15,000 for directors who serve as the chair of our audit committee (and, as of July 1, 2011, $7,500 for directors, other than the chair, who serve as members of our audit committee);

•

an additional annual retainer of $10,000 for directors who serve as the chair of our compensation committee (and, as of July 1, 2011, $5,000 for directors, other than the chair, who serve as members of our compensation committee);

•

an additional annual retainer of $7,500 for directors who serve as the chair of our investment and/or nominating and corporate governance committee (and, as of July 1, 2011, $3,750 for directors, other than the chair, who serve as members of our investment and/or nominating and corporate governance committee);

•	an additional annual retainer of $10,000 for the director who serves as our lead director; and

•

a phantom share award, subject to vesting over one year, having a value of $60,000 (increased from $40,000 as of July 1, 2011) on the date of each annual meeting of stockholders at which a non-employee director is re-elected to our board of directors.

All annual retainers are paid quarterly in arrears and pro rated to the extent applicable. Prior to July 1, 2011, we also paid per meeting fees equal to $1,500 for each board meeting attended in person, $1,000 for each board meeting attended telephonically and $1,000 for each committee meeting attended in person or telephonically. In connection with our revisions to director compensation, we also made a one-time payment of $20,000 to each non-employee director who was serving as such on July 1, 2011.

In addition, any non-employee director who is initially elected or appointed to our board of directors will be entitled to receive phantom share awards having a total value of $40,000 (if such election or appointment occurs prior to the 2012 annual meeting of stockholders) or $60,000 (if such election or appointment occurs after the 2012 annual meeting of stockholders) on the date of such initial election or appointment. These phantom share awards will be subject to one year vesting.

On April 28, 2011, each non-employee director elected at that meeting received a phantom share award for 6,861 shares, which equaled $40,000 divided by $5.83, which was the closing price per share of our common stock on the New York Stock Exchange on April 28, 2011. On December 16, 2011, Ms. Alexander received a phantom share award for 6,598 shares (valued at $32,000 based on $4.85 per share, which was the closing price per share of our common stock price on the New York Stock Exchange on December 16, 2011) and a stock option to purchase up to 4,618 shares of common stock at an exercise price of $4.85 per share (valued at $8,000 in the aggregate) in connection with her initial election to our board of directors. These equity awards were all subject to one year vesting from the grant date.

The following table sets forth certain information with respect to our director compensation during the year ended December 31, 2011.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Total
Marilyn A. Alexander	$2,228	$32,000	$8,000	$42,228
Phillip R. Altinger(4)	38,500	76,706	—	115,206
Thomas F. August	85,500	40,000	—	125,500
John S. Gates, Jr.	77,375	40,000	—	117,735
Raymond B. Greer	75,125	40,000	—	115,125
Tripp H. Hardin	75,875	40,000	—	115,875
John C. O’Keeffe	70,750	40,000	—	110,750
Bruce L. Warwick	80,750	40,000	—	120,750

(1)	This table does not include compensation paid to Mr. Wattles, as he is an executive officer of our company, other than a named executive officer, who did not receive any additional compensation for his service as a director.
(2)

Based on the aggregate grant date fair value of awards granted in the year ended December 31, 2011 in accordance with ASC Topic 718, disregarding the estimate of forfeitures. The assumptions we used for calculating the grant date fair values are set forth in note 11 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2011. As of

December 31, 2011, Ms. Alexander held 6,598 unvested phantom shares that had been granted by us as director compensation and each of Messrs. August, Gates, Greer, Hardin, O’Keeffe and Warwick held 6,861 unvested phantom shares that had been granted by us as director compensation.
(3)	Based on the aggregate grant date fair value of awards granted in the year ended December 31, 2011 in accordance with ASC Topic 718, disregarding the estimate of forfeitures. The assumptions we used for calculating the grant date fair values are set forth in note 11 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2011. As of December 31, 2011, our non-employee directors held options that had been granted by us as director compensation to purchase the following number of shares of our common stock: Ms. Alexander—4,618; Mr. Hardin—25,000; Mr. O’Keeffe—25,000; and Mr. Warwick—15,000.
(4)	Mr. Altinger resigned from our board of directors as of June 30, 2011. In connection with Mr. Altinger’s resignation, we agreed to accelerate the vesting of 6,861 phantom shares that were previously granted to Mr. Altinger and had not yet vested. The amount set forth in the “Stock Awards” column include $36,706, which represent the full fair value of these phantom shares, computed as of the date we agreed to accelerate the vesting of these phantom shares, pursuant to ASC Topic 718.

In addition to the compensation described above, we also reimburse all non-employee directors for their reasonable out-of-pocket expenses incurred in attending meetings of our board of directors or any committees thereof.

Executive and Director Compensation Process

The compensation committee of our board of directors typically meets several times each year in connection with the consideration and determination of executive compensation. As the timing of many compensation decisions follow a predictable annual schedule, regular meetings and general agenda topics are scheduled well in advance by the compensation committee. Special meetings are scheduled as needed by the compensation committee, and specific meeting agendas are prepared by the chair of the compensation committee and our Chief Executive Officer, although they reflect the direction of the full compensation committee. In certain circumstances, the compensation committee may also take actions by written consent to address compensation matters that have been previously discussed and/or are summarized by our Chief Executive Officer, a consultant engaged by the compensation committee or other advisor to the Company or the compensation committee. During 2011, the compensation committee addressed a number of matters at special meetings and/or by written consent, including various compensation arrangements in connection with the hiring, promotion or resignation of executive officers. For purposes of granting equity awards, our compensation committee has an equity award grant policy as described above under “—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation—Equity Award Grant Policy.” The compensation committee of our board of directors has the authority to determine all compensation payable to our executive officers. Additionally, as noted above in “—Compensation Discussion and Analysis,” in 2010 and 2011, the compensation committee engaged Frederic W. Cook & Co., Inc., or F.W. Cook, to conduct a competitive review of our executive compensation program. In October 2010, F.W. Cook prepared a written report for the compensation committee providing a competitive review of our executive compensation program, including a competitive analysis of compensation levels for our executives, studies measuring share usage and potential dilution resulting from, and aggregate value of, our equity incentives and a review of executive compensation changes instituted by peer companies, and F.W. Cook’s recommendations with respect to the mix of our executive compensation and the structure of our cash and equity incentive programs for 2011. Following the delivery of this written report, the compensation committee and the chairman of the compensation committee consulted with F.W. Cook during late 2010 and early 2011 in connection with the finalization of 2011 compensation decisions regarding base salaries and the target amounts for, and the structure of, our cash and equity incentive programs for 2011. For 2011, a substantial majority of each executive’s target annual cash incentive bonus and target annual grant of long-term equity incentive compensation was linked in a formulaic manner to the achievement of specific, objectively measurable goals relating to FFO, net operating income and acquisition volume and the remainder was based on each executive’s achievement of more subjective goals. For 2011, our Chief Executive Officer made recommendations to the compensation committee regarding base salaries and the target amounts, structure and performance goals for our cash and equity incentive programs, provided detailed information to the compensation committee regarding the performance of our other executive officers during 2011 and made recommendations regarding payouts under our cash and equity incentive programs and made recommendations to the compensation committee regarding compensation arrangements in connection with the hiring, promotion or resignation of executive officers. In addition, our executive officers and other members of management responsible for our financial reporting provided the compensation committee with the financial information necessary to calculate the portions of our cash and equity incentive programs attributable to FFO, net operating income and acquisition volume, and assisted the compensation committee the relevant calculations, subject to the review and approval of the compensation committee. In December 2011, F.W. Cook also prepared a written report, including a competitive analysis of compensation levels for our executives, studies measuring share usage and potential dilution resulting from, and aggregate value of, our equity incentives, and F.W. Cook’s recommendations. However, this report was primarily used and intended to be used for purposes of structuring 2012 compensation. The compensation committee ultimately made all determinations regarding compensation payable to our executive officers and the terms of our executive employment and change-in-control agreements.

Our board of directors and compensation committee review our director compensation regularly. Our board of directors has the authority to approve all compensation payable to our directors, although the compensation committee is responsible for making recommendations to our board regarding this compensation. Additionally, our Chief Executive Officer may also make recommendations or assist the compensation committee in making recommendations regarding director compensation. In 2011, the compensation committee engaged F.W. Cook to evaluate the structure and competitiveness of our non-employee director compensation and recommend changes, as appropriate. Based on this review, the compensation committee recommended changes to our non-employee director compensation to the full board of directors, and the full board of directors followed this recommendation.

Director and Officer Stock Ownership Guidelines

Our board of directors believes it is important to align the interests of the directors and senior management with those of the stockholders and for directors and senior management to hold equity ownership positions in DCT Industrial Trust. Accordingly, each of the following persons is expected to own our equity with the following value as of the end of each fiscal year:

Position	Equity Ownership Guideline
Non-employee director	4x value of annual cash retainer paid to each non-employee directors for their service on the board of directors, without respect to service on committees of the board of directors or as lead independent director

Chief Executive Officer, President and Executive Chairman	4x annual salary

Chief Financial Officer and any Managing Director	3x annual salary

Any Executive Vice President	2x annual salary

For purposes of these ownership guidelines, equity includes, without limitation, shares of common stock, restricted common stock, dividend equivalent rights, options and phantom shares in DCT Industrial Trust Inc. and LTIP units and common units in the our operating partnership, whether vested or not. The dividend equivalent rights, phantom shares, LTIP units and common units shall be valued by reference to the market price of the number of shares of common stock for which they may be exchanged assuming that all conditions necessary for such exchange have been met. For equity valued by reference to common stock for purposes of these ownership guidelines (e.g., not stock options), the market price of common stock used to value such equity shall be the greater of (1) the market price on the date of purchase or grant of such equity or (2) the market price as of the date compliance with these ownership guidelines is measured. Stock options shall be valued as of the date of grant using the same methodology used by the compensation committee in valuing stock options for purposes of making equity awards to executives (or the grant date fair value used for accounting purposes if no other methodology is being used by the compensation committee).

Non-employee directors and executives who are subject to these ownership guidelines are expected to retain the following equity until such director or executive complies with the ownership guidelines set forth above: (1) all equity then owned by such person other than unvested equity awards and stock options and (2) 70% of the after tax value of (A) all equity awards (other than stock options) granted by us or our operating partnership that vest on or after such director’s or executive’s initial appointment, election, promotion or non-compliance with these ownership guidelines, as applicable, and (B) the shares of common stock issued upon exercise, on or after such date, of stock options granted by us, net of an amount of common stock equal to the exercise price of such stock options; provided that any such new director or new or newly promoted executive will be considered in compliance with these ownership guidelines as long as he or she meets this requirement and, for any newly promoted executive, also complies with any of these ownership guidelines that were applicable prior to his or her promotion.

Compliance with our ownership guidelines will be measured as of the end of each fiscal year. Any director who is prohibited by law or by applicable regulation of his or her employer from owning equity in us shall be exempt from this requirement. The nominating and corporate governance committee may consider whether exceptions should be made for any director on whom this requirement could impose a financial hardship.

Compensation Committee Interlocks and Insider Participation

During 2011, the following directors, all of whom are independent directors, served on our compensation committee: Thomas F. August, Raymond B. Greer and Bruce L. Warwick. Phillip R. Altinger also served on our compensation committee as an independent director until he resigned as a director on June 30, 2011.

Compensation Committee Report

The Compensation Committee of DCT Industrial Trust Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

Thomas F. August, Chair

Raymond B. Greer

Bruce L. Warwick

Equity Compensation Plan Table

The following table shows for our equity compensation plans, as a group, the number of shares of common stock to be issued upon exercise of options and rights outstanding at December 31, 2011, the weighted average exercise price of these options and rights and the number of shares of common stock remaining available for future issuance under the 2006 Plan as of December 31, 2011, excluding shares to be issued in connection with equity awards already granted under such plan:

Plan Category	Number of securities to be issued upon exercise of options and rights (a)		Weighted average exercise price of outstanding options and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,123,707	(1)	$6.48	(2)	16,130,739	(3)

(1)	Represents our previously adopted independent director option plan, under which options to purchase 65,000 shares were outstanding and the 2006 Plan, under which options to purchase 3,039,477 shares, 120,895 phantom shares and 1,898,335 LTIP units were outstanding, all as of December 31, 2011.
(2)	Because there is no exercise price associated with the phantom shares or the LTIP units, such shares and units are not included in the weighed-average exercise price calculation.
(3)	Reflects 23,000,000 shares previously available for issuance under the 2006 Plan reduced by 5,123,707 shares subject to outstanding options to purchase shares, phantom shares and LTIP units under the 2006 Plan; 643,953 shares previously issued under the long-term incentive plan, including 351,672 shares of restricted stock that are subject to vesting; and the exercise or conversion of 1,101,601 shares that were previously subject to outstanding options to purchase shares, phantom shares and LTIP units. No new stock grants or awards will be made under our previously adopted independent director option plan or our previously adopted employee option plan.

Audit Committee Report

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Act, or the Securities Exchange Act of 1934, as amended, or the Exchange Act, that might incorporate this proxy statement or future filing with the SEC, in whole or in part, the following report shall not be deemed incorporated by reference into any such filing.

The undersigned members of the Audit Committee of the Board of Directors of DCT Industrial Trust Inc. submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2011 as follows:

1.	the Audit Committee has reviewed and discussed with management the audited financial statements for DCT Industrial Trust Inc. for the fiscal year ended December 31, 2011;

2.	the Audit Committee has discussed with representatives of Ernst & Young LLP the matters required to be discussed with them by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

3.	the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

Submitted by the Audit Committee:

Thomas F. August, Chair

Marilyn A. Alexander

Bruce L. Warwick

Independent Registered Public Accounting Firm

The following table represents fees billed for 2011 and 2010 for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements and fees billed in 2011 and 2010 for other services rendered by Ernst & Young LLP:

Types of Fees	2011	2010
Audit Fees	$772,800	$1,057,300
Audit-Related Fees	—	20,700
Tax Fees	—	—
All Other Fees	1,995	—

Total	$774,795	$1,078,000

The following table represents fees billed for 2011 and 2010 for professional audit services rendered by KPMG LLP and fees billed in 2011 and 2010 for other services rendered by KPMG LLP:

Types of Fees	2011	2010
Audit Fees	$—	$5,900
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$—	$5,900

In the above tables, “audit fees” refers to fees for professional services for the audit of DCT Industrial Trust’s consolidated financial statements included in Form 10-Ks and review of DCT Industrial Trust’s consolidated financial statements included in Form 10-Qs, including all services required to comply with standards of the Public Company Accounting Oversight Board (United States), comfort letters, statutory audits, and review of documents filed with the SEC (Ernst & Young LLP fees for registration statements and comfort letters were $0 in 2011 and $245,600 in 2010; KPMG LLP fees for registration statements and comfort letters in 2011 were $0 and $5,900 in 2010); “audit-related fees” refers to fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements (Ernst & Young LLP “audit-related fees” during 2010 were for accounting consulting services); “tax fees” refers to fees for tax compliance, tax advice, and tax planning; and “all other fees” refers to fees billed by Ernst & Young LLP and KPMG LLP to DCT Industrial Trust for any services not included in the foregoing categories.

Pre-Approval Policies and Procedures

Under the audit committee’s charter, the audit committee is authorized to delegate to one or more of its members the authority to pre-approve audit and non-audit services. The audit committee has not delegated its pre-approval authority. The audit committee approved all audit and non-audit services provided to us by Ernst & Young LLP during the 2011 fiscal year.

Proposal 2: Non-Binding, Advisory Vote on Named Executive Officer Compensation

Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S K, not less frequently than once every three years. This is commonly known as, and is referred to herein as, a “say-on-pay” proposal or resolution.

At our 2011 annual meeting of stockholders held on April 28, 2011, our stockholders voted on, among other matters, a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of the our named executive officers. A majority of the votes cast on the frequency proposal were cast in favor of holding a non-binding, advisory vote on the compensation of the Company’s named executive officers every year, which was consistent with the recommendation of our board of directors. Our board of directors considered the voting results with respect to the frequency proposal and other factors, and the board currently intends for the Company to hold a non-binding, advisory vote on the compensation of the Company’s named executive officers every year until the next required advisory vote on the frequency of holding the non-binding, advisory vote on the compensation of our named executive officers.

Accordingly, pursuant to Section 14A(a)(1) of the Exchange Act, the Company is providing stockholders with the opportunity to approve the following non-binding, advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Our board of directors unanimously recommends that you vote FOR this resolution.

We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement pursuant to Item 402 of Regulation S-K.

The say-on-pay resolution is advisory, and therefore will not have any binding legal effect on the Company or the compensation committee. However, the compensation committee does value the opinions of our stockholders and intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.

Proposal 3: Ratification of the Appointment of Independent Registered Public Accounting Firm

The consolidated balance sheets of DCT Industrial Trust Inc. as of December 31, 2011, and the related consolidated statements of operations, stockholders’ equity, comprehensive income (loss) and noncontrolling interest, and cash flows for the year ended December 31, 2011, were audited by Ernst & Young LLP, an independent registered public accounting firm, and our management believes that they are knowledgeable about our operations and accounting practices and are well qualified to act as our independent registered public accounting firm. Therefore, our audit committee has appointed Ernst & Young LLP to act as our independent registered public accounting firm for the year ending December 31, 2012. We are asking you to ratify this selection, which requires the affirmative vote of a majority of the votes cast at a meeting where a quorum is present.

Our board of directors unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012.

Ernst & Young LLP representatives will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. In addition, the Ernst & Young LLP representatives will be available to respond to appropriate questions posed by any stockholders. Ernst & Young LLP has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in our company or in any of our subsidiaries, in any capacity.

Additional Information

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received at our principal executive offices no later than the close of business on November 16, 2012. Proposals should be addressed to: Secretary, DCT Industrial Trust Inc., 518 17th Street, Suite 800, Denver, Colorado 80202.

Stockholder Nominations and Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting

For any stockholder nomination or proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2013 annual meeting, our bylaws permit such a presentation if (1) a stockholder’s notice of the proposal or nominee and any required supporting information is delivered to our Secretary during the period from 150 to 120 days before the anniversary date of the mailing of the notice for the previous year’s annual meeting, and (2) it meets the bylaws and SEC requirements for submittal. For consideration at the 2013 annual meeting, therefore, any stockholder nominee or proposals not submitted by the deadline for inclusion in the proxy must be received by us between October 17, 2012 and November 16, 2012. Notices of intention to present proposals at the 2013 annual meeting should be addressed to: Secretary, DCT Industrial Trust Inc., 518 17th Street, Suite 800, Denver, Colorado 80202.

Voting Securities

Common stockholders of record at the close of business on March 6, 2012, will be eligible to vote at the meeting on the basis of one vote for each share held. On such date there were 246,294,872 shares of common stock outstanding. There is no right to cumulative voting and the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast will constitute a quorum.

Vote Required for Approval

Assuming the presence of a quorum:

(1) Directors must be elected by the vote of a majority of all the votes cast by stockholders entitled to vote. Abstentions and broker non-votes, if any, will have no effect on the outcome of the election of directors.

(2) The non-binding, advisory vote on named executive officers compensation must be approved by the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes, if any, will have no effect on the outcome of this matter.

(3) The ratification of the independent registered public accounting firm must be approved by the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes, if any, will have no effect on the outcome of this matter.

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is reached at the meeting.

Manner for Voting Proxies

The shares represented by all valid proxies received by phone, by Internet, or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted (1) for the nominees for director named earlier in this proxy statement; (2) for the compensation of the our named executive officers; (3) for ratification of the appointment of our independent registered public accounting firm; and (4) as otherwise recommended by the board of directors. The board of directors knows of no other matters which may be presented to the meeting.

Solicitation of Proxies

Proxies may be solicited on behalf of the board of directors by mail, telephone, other electronic means, or in person. Copies of proxy material and of the annual report may be supplied to brokers, dealers, banks and voting directors, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Proxies may be solicited by officers or employees of the Company, none of whom will receive additional compensation.

Attendance at the Meeting

All stockholders of record of shares of common stock of DCT Industrial Trust at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. If you are not a stockholder of record but hold shares through a broker, bank or other nominee (i.e., in “street name”), you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Each stockholder and proxy may be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions.

Annual Report

Our current annual report and annual report on Form 10-K which include consolidated financial statements, has been made available to you via the Internet or delivered to you via the mail with this proxy statement. We will provide additional complete copies of the annual report to requesting stockholders, free of charge. You may send your written request to DCT Industrial Trust Inc., Investor Relations, 518 17th Street, Suite 800, Denver, Colorado 80202.

Delivery of Documents to Stockholders Sharing an Address

If you share an address with any of our other stockholders, your household might receive only one copy of the proxy statement and/or annual report. To request individual copies of the annual report and proxy statement for each stockholder in your household, please contact the Investor Relations Department, DCT Industrial Trust Inc., 518 17th Street, Suite 800, Denver, Colorado 80202 (telephone: 303-597-2400). We will deliver copies of the annual report and proxy statement promptly following your written or oral request. To ask that only one set of the documents be mailed to your household, please contact your broker.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and certain beneficial owners, or, collectively, reporting persons, to file reports of holdings and transactions in DCT Industrial Trust shares with the SEC and the NYSE. Based on our records and other information we believe that all of the reporting persons filed all the applicable SEC reports required for 2011, except that Mark Skomal, our Senior Vice President and Chief Accounting Officer, was late in filing his Form 3 in connection with being appointed an officer on February 3, 2011. The Form 3 was filed on February 23, 2011.

Other Matters

We do not anticipate any other business being brought before the meeting. In addition to the scheduled items, however, the meeting may consider properly presented stockholder proposals and matters relating to the conduct of the meeting. As to any other business, it is intended that proxies will be voted in the discretion of the persons voting such proxies.

March 14, 2012

Denver, Colorado

ATTN: INVESTOR RELATIONS 518 17TH STREET, SUITE 800 DENVER, CO 80202	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M41380-P20244	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

DCT INDUSTRIAL TRUST INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR all nominees listed.
1.	The election of the following nominees as directors (terms expire in 2013)	☐	☐	☐
Nominees:
01) Thomas G. Wattles 06) Raymond B. Greer
02) Philip L. Hawkins 07) Tripp H. Hardin
03) Marilyn A. Alexander 08) John C. O’Keeffe
04) Thomas F. August 09) Bruce L. Warwick
05) John S. Gates, Jr.
The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
2.	To approve, by non-binding vote, the Company’s named executive officer compensation.	☐	☐	☐

NOTE: This proxy, when properly completed and returned, will be voted in the manner directed herein by the undersigned stockholder. Unless direction is given to the contrary, this proxy will be voted “FOR” all nominees standing for election as directors, “FOR” the approval, by non-binding vote, of the Company’s named executive officer compensation and “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012.

3.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012.	☐	☐	☐
4.	At the discretion of such proxies on any other matters that properly may come before the meeting or any adjournment thereof.

The undersigned hereby acknowledges receipt of the Company’s Notice of 2012 Annual Meeting of Stockholders, Proxy Statement and Annual Report to Stockholders. By submitting this proxy the undersigned revokes all prior proxies made by the undersigned in connection with the Company’s 2012 Annual Meeting of Stockholders.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

YOUR PROXY CARD IS ATTACHED BELOW.

PLEASE READ AND FOLLOW THE INSTRUCTIONS

CAREFULLY AND DETACH AND RETURN YOUR

COMPLETED PROXY CARD IN THE ENCLOSED

POSTAGE-PAID ENVELOPE

DO NOT MAIL YOUR

PROXY CARD IF YOU VOTE

BY TELEPHONE OR INTERNET

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

M41381-P20244

DCT INDUSTRIAL TRUST INC.

PROXY

Annual Meeting of Stockholders - To be held April 26, 2012, at 10:00 a.m., Mountain Daylight Time at 518 17th Street, Suite 800, Denver, Colorado 80202

THE BOARD OF DIRECTORS OF DCT INDUSTRIAL TRUST INC. SOLICITS THIS PROXY

The undersigned hereby appoints Philip L. Hawkins and Matthew T. Murphy, or any one or more of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of the common stock of DCT Industrial Trust Inc., held of record by the undersigned on March 6, 2012, at the 2012 Annual Meeting of Stockholders, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY COMPLETED AND RETURNED BY YOU, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS DIRECTION IS GIVEN TO THE CONTRARY, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES STANDING FOR ELECTION AS DIRECTORS, “FOR” THE APPROVAL, BY NON-BINDING VOTE, OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION AND “FOR “ THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012.

PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be dated and signed on the reverse side)